Exhibit 10.11

Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

ANEXT BANK PTE. LTD.

APPLICATION TERMS

(March 2023 Version)

IMPORTANT: PLEASE READ THESE APPLICATION TERMS CAREFULLY BEFORE YOU SUBMIT AN APPLICATION FOR BANKING PRODUCTS AND SERVICES

These Application Terms apply to any application (“Application”) for the Banking Products and Services made by you through the Bank’s website(s), the Bank’s Mobile App(s) or such other electronic means as the Bank permits (collectively, the “Electronic Platforms”).

These Application Terms apply to your Application and the Application process. In addition, the Banking Products and Services Terms will also apply to you once your Application has been accepted by the Bank. These Application Terms, the Banking Products and Services Terms, the Electronic Platform Terms and the Privacy Policy, are each a “Customer Documentation”. You should read each Customer Documentation applicable to you before proceeding to submit your Application. Such Customer Documentation shall collectively govern the relationship between you and the Bank.

By clicking to accept these Application Terms and submitting an Application for any Banking Products and Services, the person clicking to accept confirms that he or she is duly authorised to act on behalf of the Applicant to indicate acceptance of and agreement to be bound by these Application Terms and all other applicable Customer Documentation.

Once your Application has been accepted by the Bank and the Banking Products and Services Terms (for the Banking Products and Services which you have applied for) have taken effect, these Application Terms will form part of the latter. To the extent that there is any inconsistency between these Application Terms and the Banking Products and Services Terms, the latter shall prevail.

1	Conditions of Application

1.1	You shall apply for the Banking Products and Services by submitting the Application on the Electronic Platforms. You shall provide all information or documents, complete all actions and satisfy all other conditions required in connection with the Application.

1.2	You must ensure that only persons with the proper and valid authority to bind the Applicant (“Authorised Representatives”) may submit your Application to the Bank, and that only persons authorised by you to sign, execute or otherwise enter into any agreement or document for and on your behalf under applicable laws such as your directors, partners or Owners (“Authorised Persons”) may sign, execute or otherwise agree to any and all Customer Documentation.

1.3	You are responsible for the accuracy, adequacy, completeness and authenticity of all information and documents submitted to the Bank in an Application. You acknowledge that the Bank will rely on the documents and information provided by you (i) without carrying out any independent verification and (ii) treat them as being duly authorised by and binding upon you (even if such information or documents were made or obtained fraudulently).

1.4	The Bank shall be entitled to consider any Application received from you as being properly authorised by you and binding upon you (even if made fraudulently), and the Bank shall not be required to further investigate or enquire into the authenticity or authority of any person submitting your Application, your Authorised Representatives and/or Authorised Persons.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

1.5	You acknowledge and agree that all Applications are subject to the Bank’s approval at its sole and absolute discretion. The Bank has no obligation to process an Application received from you, and the Bank may elect not to process or accept any Application for any number of reasons, including where the Bank has reason to suspect that there is any error, fraud or forgery, or where the Bank is of the view that such Application is inaccurate or incomplete. The Bank may, but is not obliged to, notify you in respect of the status of your Application or to inform you of the reason(s) for not processing or accepting your Application. The Bank may at its discretion request additional information, documents or verification from you and may treat your Application as being withdrawn if such request is not met in a timely fashion.

1.6	You acknowledge that any information or documents provided to you in connection with any Application or the Banking Products and Services may be subject to time lags, delays or may be intercepted or lost and the Bank does not warrant the timeliness, completeness, accuracy or security of such information or documents. Further, the Bank does not warrant the accuracy, availability, reliability or completeness of any information or documents provided to you and will not be liable to you or anyone else for any decision made or action taken by you in reliance on such information.

1.7	Your submission of an Application does not guarantee the successful outcome of that Application or the provision of the Banking Products and Services to you in any way.

2	Security

2.1	You are responsible for the safe-keeping of the Access Credentials issued to you by the Bank. The Bank shall not be liable to you for any loss, damage, cost or expenses suffered by you as a result of your failure to protect these Access Credentials or the loss or unauthorised use of the Access Credentials.

2.2	You acknowledge that the Bank shall not be liable (i) if any communication via the Electronic Platforms or Electronic Services is delayed, intercepted, lost or otherwise fails to reach the intended recipient during the process of delivery or transmission, (ii) if the contents of any communication is modified, intercepted or otherwise accessed by any third party during the process of deliver or transmission, (iii) for your access and use of any other internet websites or services owned by third parties (“Third Party Sites”) that are accessible via hyperlinks that appear on the Electronic Platforms; and (iv) for any content of such Third Party Sites.

2.3	The Electronic Platform Terms apply to your use of the Bank’s Electronic Platforms to complete and/or submit any Application.

3	Information, Data Privacy and Disclosure

3.1	You will be required to provide personal data to the Bank (including without limitation, personal data of your office holders, directors, partners, Owners, employees, shareholders and beneficial owners) in the course of your relationship with the Bank. When providing any personal data to the Bank, you confirm that you have obtained all necessary consents for disclosing, and are otherwise lawfully providing, such personal data for the Bank. The Privacy Policy applies to all personal data collected by the Bank in connection with your Application and you confirm that you have made the individuals to whom such personal data relates aware of the Bank’s Privacy Policy (available here: https://www.anext.com.sg/static/terms/privacypolicy) and that such individuals have consented to the Bank’s collection, use and disclosure of their personal data in accordance with the Bank’s Privacy Policy.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

3.2	You acknowledge and agree that any data provided by you in your Application may be retained by the Bank in accordance with the Bank’s Privacy Policy and its other internal data retention policies, even if your Application is rejected or otherwise unsuccessful.

3.3	You acknowledge and agree that the Bank may incorporate information provided by other service providers, government agencies or bodies in your Application. The Bank does not provide any representations or warranties or assume any responsibility for the accuracy, reliability or completeness of such information. You are responsible for confirming and declaring the accuracy and completeness of the information in your Application and you should notify the Bank if any of the information incorporated into your Application is inaccurate or incomplete.

4	Your Undertakings and Warranties

4.1	By submitting your Application to the Bank you represent and warrant that:

(a)	all the information provided by you in your Application is true, accurate and complete and you have not withheld any information from the Bank. In the event that of any changes in circumstances that may cause any of the information in your Application to become incorrect or incomplete, you undertake to inform the Bank as soon as possible upon becoming aware of any such changes, as well as to provide any other additional information as may be required by the Bank and/or applicable laws

(b)	any funds and assets that you intend to place with the Bank and any profits that they generate, comply with all laws of the jurisdictions in which you are located or are otherwise subject to and you undertake to comply with such laws at all times.

(c)	(where you are a company) you are not insolvent, wound up or placed in liquidation, judicial management or receivership.

(d)	(where you are a partnership) your partners are jointly and severally responsible and liable to the Bank for all monies owing to the Bank by you. Upon any partner ceasing to be a member of the partnership by death, bankruptcy, retirement or otherwise, the Bank shall treat the surviving or continuing partner or partners for the time being as having full power to carry on the business of the partnership and to deal with its assets, as if there had been no change in the partnership.

(e)	(where you are a sole proprietorship) you are a business that is owned and controlled by an Owner. The Owner has unlimited liability in respect of the debts and losses of the sole proprietorship and the sole proprietorship can sue or be sued in the name of the Owner.

(f)	you are acting on your own behalf and not as a trustee or agent of any person.

These representation and warranties are deemed to be made by you on the date of your Application submission and on each day thereafter until the later of (i) the date you are notified that your Application has been rejected; or (ii) (if your Application is approved) the date on which all applicable Customer Documentation is terminated or expired in accordance with its terms. These representations and warranties are made by reference to the facts and circumstances then existing on the aforementioned dates.

5	Liabilities

5.1	You shall fully indemnify and hold the Bank harmless against all losses, damages, costs or expenses that may be incurred by the Bank (a) arising from or in connection with your Application and/or your breach of, these Application Terms; and (b) against any losses, damages, costs or expenses that may be incurred by the Bank arising from its reliance on any information provided by you in your Application.

5.2	To the maximum extent permitted under applicable laws, you acknowledge and agree that the Bank is not liable to you for any losses, damages, costs or expenses which you or any other person may suffer or incur as a result of (a) you or any person acting on or relying on any information or documents provided to you as part of your Application or via any Electronic Platform; or (b) the Bank exercising or purporting to exercise any of its rights under these Application Terms.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

5.3	You further agree that the Bank shall not be liable for (a) any indirect, consequential, special or punitive loss or damage arising from the provision of the Electronic Platforms through which you make any Application, whether arising based on a claim in contract, tort (including negligence), breach of statutory duty or otherwise; or (b) any loss of revenue or business opportunities, loss of profit, loss of anticipated savings or business, loss of data, loss of goodwill or loss of value of any tangible property.

5.4	The Bank may take any action to comply with any legal or regulatory obligation imposed on it, or any order of court, judgment or arbitral award served upon the Bank without notifying you or seeking your consent. The Bank may act pursuant to the advice of its counsel with respect to any matter relating to these Application Terms. To the maximum extent permitted under applicable law, the Bank is not liable for any action taken or omitted pursuant to this Clause.

6	Electronic Execution

6.1	You agree that any Customer Documentation (including this Application) or any other document submitted, signed, executed or otherwise entered into or agreed by you, or any of your Authorised Representatives or Authorised Persons using click-to-accept, electronic signatures, digital credentials or other electronic means (“Electronic Execution”) shall be deemed to be duly signed, executed or accepted by you and shall be given the same effect as though the document was signed by you in wet-ink.

6.2	You further confirm that (a) your use of Electronic Execution is recognised under Applicable Laws; (b) your use of Electronic Execution does not violate, breach or conflict with any Applicable Laws, judgments, contracts or other instruments binding on you, your Users or your constitutional documents; (c) any document signed, executed or accepted using Electronic Execution is legally valid, binding and enforceable against you; and (d) the Bank may rely on such Electronic Execution.

7	Miscellaneous

7.1	These Application Terms are governed by the laws of Singapore. The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with these Application Terms (including any dispute regarding the existence, validity or termination of these Application Terms).

7.2	Unless otherwise provided, a person who is not party to these Application Terms, will not have any rights to enjoy or enforce these Application Terms under the Contracts (Rights of Third Parties) Act 2001.

7.3	If any provision of these Application Terms is unlawful or unenforceable under any applicable law, it will, to the extent permitted by such law, be severed without affecting the validity of the other provisions.

7.4	No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under these Application Terms shall operate as a waiver of any such right or remedy or constitute an election to affirm any Application Terms. No election to affirm these Application Terms on the part of the Bank shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in these Application Terms are cumulative and not exclusive of any rights or remedies provided by law.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

8	Definitions

8.1	For the purposes of these Application Terms,

(a)	the “Bank” refers to Anext Bank Pte. Ltd.;

(b)	“you”, “your” or the “Applicant” refers to the person that intends to make an Application for, and to obtain, the Banking Products and Services and for the purposes of this definition, such person shall not be an individual;

(c)	“Access Credentials” means any password, security code, PIN, security mechanism, log-in credentials or other identification data issued or made available by the Bank to you and/or your Authorised Representatives and/or Authorised Persons for the purposes of or in connection with your Application.

(d)	“Banking Products and Services” refers to any products (including accounts or facilities) and/or any banking, financial or other services offered or to be offered by or through the Bank;

(e)	“Banking Products and Services Terms” refers to, the Bank’s prevailing terms and conditions governing the use and provision of the Banking Products and Services (such as the Standard Terms, the Account Terms and the Loan Terms);

(f)	a “person” refers to an individual, partnership, company, corporation, firm, joint venture, government, state or agency of a state, consortium, trust, association or other bodies of persons, or other entity (whether or not having separate legal personality), and such person’s successors, assigns, transferees or other persons authorised to take over such person’s legal rights; and

(g)	a reference to “Owner” applies only if you are a sole proprietorship (being a business that is owned and controlled by an individual (the “Owner”)) where it is not a separate legal entity from the Owner and where the Owner has unlimited liability in respect of the debts and losses of the sole proprietorship and the sole proprietorship can sue or be sued in the name of the Owner).

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

ANEXT BANK PTE. LTD.

ACCOUNT TERMS

(March 2023 Version)

IMPORTANT: PLEASE READ THESE ACCOUNT TERMS CAREFULLY. THESE ACCOUNT TERMS SHALL TAKE EFFECT AND BIND YOU AND THE BANK FROM THE DATE THAT THE BANK ACCEPTS YOUR APPLICATION. BY YOUR OPENING AND/OR MAINTAINING THE ACCOUNTS AND YOUR UTILISING THE SERVICES, YOU AGREE TO ABIDE AND BE BOUND BY THESE ACCOUNT TERMS.

These Account Terms must be read together with the Standard Terms. These Account Terms, the Standard Terms and the other relevant Customer Documentation (as defined in the Standard Terms), govern the relationship between you and Anext Bank Pte. Ltd. (the “Bank”) in relation to any Account opened and maintained by you with the Bank as well as the applicable Account-related Services that the Bank may extend to you from time to time. A reference to “you”, your” or the “Customer” in these Account Terms means the account holder.

By clicking to accept these Account Terms and opening, using and/or maintaining one or more Accounts with the Bank (and/or by continuing to use any Services provided by the Bank), each Authorised Person confirms that he/she is duly authorised to agree to the Standard Terms, these Account Terms and all other Customer Documentation for and on behalf of the Customer and to bind the Customer to the same.

I. GENERAL TERMS AND CONDITIONS

PART A: OPERATION OF ACCOUNTS AND PROVISION OF SERVICES

1	Account Terms and Opening of Accounts

1.1	These Account Terms constitutes one of the Product Terms as referred to in the Standard Terms.

1.2	The Bank may open an Account for you and provide you with the Account-related Services after (i) you have completed and submitted to the Bank an Application to open an account and provided the Bank with the required information and documentation, and (ii) the Bank has approved your Application. The Bank shall be deemed to have approved your Application upon the opening of the Account or the provision of the Services

1.3	The Bank will allocate an Account number for each Account opened and may change this by notifying you.

2	Deposits into your Accounts

2.1	Any deposits made into your Account shall be made (a) in accordance with the process on the Electronic Platforms or in any other manner as permitted by the Bank; and (b) in the currency in which your Account is denominated.

2.2	If any funds deposited, transferred or remitted to your Account is in a currency other than the currency in which your Account is denominated, such funds will be converted to the currency in which your Account is denominated without notice to you and at such exchange rates as the Bank may determine from time to time.

2.3	If an Account is credited (i) in error or (ii) in anticipation of receiving funds and those funds are not received or the underlying funds transfer is reversed, the Bank may reverse all or part of such credit including any interest accrued on it and (if applicable) make the appropriate entry to such Account. The Bank may withdraw or demand immediate repayment of any losses incurred by the Bank in connection with the above unless such losses are directly caused by the Bank’s error.

2.4	All deposits (including without limitation Fixed Deposits) held with the Bank are not eligible for deposit insurance coverage under the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

3	Withdrawals and payments from your Accounts

3.1	You shall maintain sufficient funds in your Account at all times to meet all payments and withdrawals. You may make withdrawals and payments in accordance with the process on the Electronic Platforms.

3.2	Any withdrawals and payments shall be made in accordance with these Account Terms or on such terms and conditions as the Bank may determine from time to time.

3.3	If you give Instructions for multiple withdrawals or payments which would, in aggregate, would cause the Account to be overdrawn or any limit to be exceeded, the Bank shall determine the order in which to make those withdrawals or payments and whether to make any of them in whole or in part.

3.4	The Bank may process Instructions for withdrawals and payments in such order of priority as it determines in its sole discretion.

3.5	All cross-border transactions and payments made from an Account will be subject to conversions at such exchange rates as the Bank may determine from time to time.

4	Interest

4.1	The Bank will pay interest on an interest-bearing Account at its prevailing interest rate calculated on the daily balances in such Account and at such intervals as may be set out in the Interest Rate Schedule or as the Bank may otherwise determine.

4.2	Interest shall only accrue on funds which have been successfully remitted for value into an Account.

4.3	Notwithstanding anything to the contrary, the Bank reserves the right to do any of the following as it deems fit:

	(a)	reduce, stop or suspend the payment of interest on any amounts in your Account (including if the daily balance falls below a certain amount);

	(b)	impose zero or negative interest rates; and/or

	(c)	debit any fee owing from your Account and such fee shall remain payable if there are insufficient funds in your Account.

5	Charges, fees and payments

5.1	The Bank may charge and you shall pay to the Bank such fees (including interest) or other Charges applicable to the opening, closing and operation of the Account and other Services provided by the Bank at such times as may be set out in these Account Terms, the Fee Schedule, any other document or as otherwise notified by the Bank to you.

5.2	The Bank may debit your Account for any of the fees or Charges without prior notice to you even if this results in your Account being overdrawn.

5.3	Unless expressly stated otherwise, all fees paid under these Account Terms are not refundable in any circumstances.

5.4	Part D (Payments and Charges) of the Standard Terms are deemed to be incorporated into this Agreement (with the necessary changes).

6	Statements of Accounts and Transaction Notifications

6.1	The Bank shall make the Statements available to you at such periodic intervals as the Bank may determine.

6.2	You agree to verify the accuracy of the information contained in each Statement you receive. You agree to notify the Bank within seven (7) days from the date of a Statement if there are any discrepancies, omissions or errors in the Statement, otherwise (a) the details and information contained in the Statement shall be deemed to be conclusive evidence of them; and (b) you shall be deemed to have waived any rights to raise objections or pursue any rights or remedies against the Bank in respect of the Statement and its contents.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

6.3	The Bank reserves the right to add and/or alter the particulars or information set out in any Statement or transaction notification without prior notice to you. Subject to Clause 6.2 above, any amendments to a Statement and transaction notification notified to you shall be binding on you thereafter.

6.4	Unless expressly stated otherwise, the Bank shall not be liable for any errors contained in any Statement or transaction notification and shall not be responsible for any claims in respect of the Accounts or the contents of any Statement or transaction notification.

7	Instructions from you

7.1	Any (a) Instructions from you and (b) any request from you to recall, countermand or stop any payment, transaction or previously-issued Instruction, shall be subject to the Bank’s acceptance and any conditions, fees or charges that the Bank may impose. You shall also be responsible for any foreign exchange losses or handling fees arising out of any such Instructions or request.

7.2	If Bank agrees to your Instruction or request to recall, countermand or stop any payment, transaction or previously-issued Instruction, the Bank shall carry out the Instruction or request on a “reasonable efforts” basis only. The Bank does not represent or warrant that any the Instruction or request will be successfully carried out or will be carried out within a certain period of time.

7.3	The Bank is not obliged to carry out any Instructions in respect of an Account (even where there are sufficient funds in the Account) if:

	(a)	a withdrawal or payment Instruction would cause the Account to be overdrawn without the Bank’s approval or exceed any agreed or advised overdraft facility;

	(b)	a third party has acquired rights to the Account or any proceeds standing to the credit of the Account (whether or not such rights have been enforced) including where the Account or any proceeds standing to the credit of the Account is subject to a freezing order in favour of a creditor;

	(c)	the funds in the Account have been earmarked or any reason;

	(d)	to comply with any Applicable Laws or as required or requested by any Authority; and/or

	(e)	the Bank (acting reasonably) decides not to proceed with such Instructions.

8	Authorisations

8.1	The Bank shall not recognise any person other than you (as the account holder) as having any rights or interests in the Accounts and the amounts standing to the credit of the Accounts.

8.2	You agree that the Bank may rely on the authority of each Operator or each other Instructing Party to access and operate the Accounts and to issue any Instructions on your behalf (whether through the Electronic Platforms or otherwise).

8.3	For the avoidance of doubt, the Clauses entitled “Your Instructions to the Bank” and Part C (Access Security) of the Standard Terms shall each apply in respect of the Accounts and Services.

PART B: WHAT YOU NEED TO DO

9	Your duties

9.1	You undertake to:

	(a)	immediately notify the Bank of all changes in your contact information (including your mobile phone number and your email address) to ensure that you receive Statements and transaction notifications in a timely manner;

	(b)	enable transaction notification alerts on the devices you use to receive transaction notifications from the Bank;

	(c)	regularly monitor your Account and its balances for any suspicious or unauthorised transactions;

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(d)	immediately report any unauthorised transactions once you receive the transaction notification or as soon as you become otherwise aware by contacting the Bank at the contact number published by the Bank on the Electronic Platforms or using the online feedback form available on the Electronic Platforms;

(e)	co-operate with the Bank regarding any investigations on unauthorised transactions;

(f)	not use your Account for any unlawful activity; and

(g)	comply with all Applicable Laws and take all relevant steps and provide all relevant assistance, information, documentation and records as the Bank may require to comply with all Applicable Laws.

10	Unauthorised transactions – Sole Proprietorships

10.1	This Clause 10 shall apply only to Sole Proprietorships.

10.2	You shall promptly report any unauthorised transaction to the Bank once you become aware and you shall cooperate with the Bank regarding any investigations of the unauthorised transaction.

10.3	You shall provide the Bank with all information on the unauthorised transaction as the Bank may request, including:

	(a)	the Account affected;

	(b)	your identification information;

	(c)	the type of electronic device and Access Credentials used to perform the unauthorised transaction;

	(d)	the name or identity of any Operator involved;

	(e)	whether an Account, electronic device or Access Credentials was lost, stolen or misused (as applicable) and if so: (i) the date and time of such loss, theft or misuse, and (ii) the date and time that such loss, theft or misuse was reported to the Bank or police (if applicable);

	(f)	how you and/or your Operators recorded the Access Credentials, and whether you and/or your Operators had disclosed the Access Credentials to anyone; and

	(g)	any other information about the unauthorised transaction that is known to you and/or your Operators.

10.4	If the Bank so requests, you shall make a police report to support your unauthorised transaction claim and to facilitate the Bank’s claims investigation process. You shall provide the Bank with a copy of the police report before the Bank begins the claims resolution process.

10.5	The Bank will endeavour to complete its assessment of any unauthorised transaction claim within a reasonable period of time. However, you acknowledge that the Bank may take a longer time to investigate complex cases (such as where a party to the unauthorised transaction is a foreign person or where the Bank has not received sufficient information from you to carry out the investigation).

10.6	Upon your request, the Bank will (to the extent permissible under Applicable Laws) use reasonable endeavours to provide you with the information available to it regarding any unauthorised transactions on your Account.

Liability for Losses arising from Unauthorised Transactions

10.7	You shall be liable for all actual losses arising from an unauthorised transaction where your recklessness was assessed to be the primary cause of such losses (including where you deliberately did not comply with your responsibilities to keep your Accounts, electronic devices or Access Credentials secure in accordance with these Account Terms and the Standard Terms).

10.8	The actual losses that you shall be liable for under this Clause 10 is capped at the applicable transaction limit or daily payment/transfer limit as agreed between you and the Bank.

10.9	You shall be liable for all losses arising from any authorised transactions up to the applicable transaction limit or daily payment/transfer limit on your Accounts, even where your Operator has acted fraudulently to defraud you or the Bank.

10.10	For the purpose of this Clause 10, an “authorised transaction” is a transaction which you knew of and consented to, or which your Operator knew of and consented to (even where you have not consented to such a transaction).

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

PART C: CLOSURE OR SUSPENSION OF ACCOUNTS

11	Closure or Suspension of Account or Suspension

11.1	You may close your Account at any time by giving us notice.

11.2	You or an Operator can suspend operations of any Account and/or Services at any time by following the process to do so on the Electronic Platforms.

11.3	You or your Operator shall comply with all conditions or procedures the Bank may impose and provide all relevant information and assistance to the Bank to affect the closure or suspension of your Account.

11.4	The Bank reserves the rights in its absolute discretion to at any time (a) close or suspend operations of any or all of your Accounts (b) terminate the Account-related Services; and/or (c) impose any condition in relation to the further operation of the Account or Services, for any reason with immediate effect by notice to you (whether or not such notice is received by you).

11.5	Upon the Bank giving notice to you or receiving notice from you to close an Account:

(a) you shall immediately upon demand, pay the Bank all amounts due and payable to the Bank, including overdrawn amounts (if any), interest, costs, expenses, commission and any other Charges owed in respect of such Account (including charges and liabilities you may have incurred but which have not been debited to the Account);

(b) you shall comply with all such account closing procedures or instructions as the Bank may prescribe in its sole discretion; and

(c) all standing Instructions for that Account shall be terminated automatically

11.6	No interest shall be paid or is payable by the Bank on any unclaimed balances in such Account.

11.7	If an overdrawn Account is closed by the Bank, the overdrawn amount will remain payable together with interest, costs, expenses, commission and other charges shall continue to apply to you.

11.8	The Bank shall not be liable for any Loss or inconvenience suffered by you in connection with any termination or suspension of any or all of your Accounts and/or the Services (whether effected by you or the Bank).

PART D: RIGHTS OF THE BANK

12	Rights of Appropriation, Debit, Set-Off and/or Consolidation of Accounts

12.1	Without limiting the rights of Bank under any Customer Documentation, the Bank shall be entitled at any time to (at its sole discretion) and without giving you prior notice:

	(a)	appropriate, set-off against or debit all or part of the balances in any of your Accounts, to pay and discharge any amounts owing to the Bank or towards satisfaction of any liabilities (whether actual or contingent, several or joint) to the Bank; and where required, earmark any sum standing to the credit of the Account or expected to be credited into your Account;

	(b)	combine or consolidate all or any of your Accounts and your liabilities with or to the Bank (whether under any Facility or otherwise);

	(c)	debit any amounts from your Account if the Bank reasonably determines or has been made aware that such amounts were credited into your Account by mistake, error or omission;

	(d)	refuse any withdrawal Instructions if the funds in the Account have been earmarked for purposes under this Clause 12.1 until your liabilities are repaid in full;

	(e)	debit from your Account any sum or prevent any credit of any sum to your Account, and deal with the sum as the Bank (acting reasonably) deems fit: (i) if the Bank is notified or suspects that your Account has been used for unlawful purposes; or (ii) to comply with Applicable Laws;

	(f)	withhold, deduct or set-off from income or payments into the Accounts, any amount it deems necessary to satisfy any required Tax or other government assessment; and/or

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(g) make the necessary conversion at the Bank’s prevailing currency exchange rate if any of the above involves the conversion of one currency to another.

12.2	The Bank can carry out any of the actions in the clause above even if: (i) the credit balances on any such Accounts and your liabilities to the Bank may not be expressed in the same currency; and/or (ii) any action results in one or more Accounts being overdrawn. Interest shall be payable on the amount overdrawn at such applicable interest rate or such charges as the Bank may notify to you.

13	Indemnities and Limitation of Liability

13.1	Part H (Indemnities and Limitation of Liability) of the Standard Terms are deemed to be incorporated into this Agreement (with the necessary changes).

14	Miscellaneous

14.1	The Bank may amend these Account Terms and any of the other Customer Documentation by providing you with reasonable notice of any such amendments, including through the Bank’s Electronic Platforms or such other means of communication as the Bank may prescribe. If you continue to maintain your Accounts and/or use any of the Services after the amendments take effect, you shall be deemed to have accepted all such amendments.

14.2	These Account Terms shall be governed by and construed in accordance with Singapore law. The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with these Account Terms (including any dispute regarding the existence, validity or termination of these Account Terms).

II. ADDITIONAL TERMS AND CONDITIONS GOVERNING A FIXED DEPOSIT ACCOUNT

15	Fixed Deposit Account Terms

15.1	The provisions in this section shall only apply to a Fixed Deposit Account. The provisions in Section I (General Terms and Conditions), the provisions in this Section II and each FD Advice, are together the “FD Account Terms”.

16	Placements

16.1	You may make a placement of FD by following the process to do so on the Electronic Platforms. You shall specify the placement period and maturity instructions for each placement. Each placement shall mature at the end of the maturity period (subject to any renewal).

16.2	Your FD Account may have more than one placement. The Bank shall determine the terms applicable in respect of each placement or renewal, including:

(a) the minimum amount for the first and subsequent placements;
(b) the maximum aggregate placements per Customer;
(c) the interest rate, fees or charges payable (including any premature withdrawal or break funding fees);
(d) the interest periods;
(e) the minimum maturity period; and
(f) the cut-off times for making a placement.

16.3	The Bank reserves the right to revise any of the terms including those set out above at its sole discretion. If you continue to maintain the FD Account after such notice, you shall be deemed to have agreed to all such changes.

16.4	If you have more than one FD placement in your FD Account, you acknowledge that the applicable interest rate for each subsequent FD placement may be different from or lower than the interest rate applicable to your first FD placement.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

16.5	A placement will be renewed in accordance with your maturity instructions. The Bank reserves the right to change the applicable interest rate, maturity period or other terms applicable to the renewal so that it is different from or less favourable than the original placement.

17	Withdrawals

17.1	The proceeds of any placement that is subject to a withdrawal according to your maturity instructions shall be automatically transferred on the maturity date to your Account designated by the Bank. No further action is needed from you.

17.2	Premature Withdrawals can only be made in whole by following the process to do so on the Electronic Platforms. Premature Withdrawals shall be subject to such terms regarding payment of interest, premature withdrawal or break funding fees or otherwise as the Bank may impose at its absolute discretion.

17.3	The Bank shall reserve the right to (a) not pay any interest on a Premature Withdrawal or (b) recover any part of the interest which has been paid upfront to you (including by deducting such amount from any of your other Accounts).

17.4	In the event of a Premature Withdrawal, the Bank shall be entitled to close the FD Account or convert it to another type of Account.

18	Advices

18.1	The Bank shall issue to you an FD Advice for each placement, withdrawal, maturity and renewal via email or such other means of communication as may be prescribed by the Bank.

18.2	Unless expressly provided otherwise, the Bank shall not be liable for any errors contained in any FD Advice and shall not be responsible for any claims in respect of the contents of any FD Advice. Notwithstanding this, the Bank has the right (but not the obligation) to add, alter, rectify and/or correct the particulars set out in any FD Advice without prior notice to you if there are any incorrect or missing entries or amounts. Any FD Advice so rectified and notified to you shall be binding on you after it has been issued to you.

18.3	The FD Advice for a placement is only an evidence of deposit is and not a document of title. You may not pledge it as security or transfer it at any time. The FD Advice shall be at all times subject to these FD Account Terms.

19	Suspended Accounts

19.1	If your FD Account has been suspended by the Bank following a court order, the Bank reserves the right to (a) pay or not pay any interest on the placements in the Account; (b) block any new placements on the FD Account; (c) convert it to any other type of Account and/or (d) take any other action to comply with such court order.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

III. DEFINITIONS

20	Definitions and Interpretation

20.1	Unless otherwise defined herein, capitalised terms shall have the meaning given to them in the Standard Terms.

20.2	For the purposes of these Account Terms, the following definitions apply, unless the context otherwise requires:

	(a)	“FD” or “Fixed Deposit” means any fixed deposit placed by you with the Bank, whether in Singapore Dollars, United States Dollars or such other currency as the Bank may allow and the placements thereunder.

	(b)	“FD Account” means the Fixed Deposit account that you open with the Bank.

	(c)	“FD Advice” means the document confirming and setting out the particulars of the transaction(s) relating to a Fixed Deposit executed by the Bank upon your Instruction.

	(d)	“Interest Rate Schedule” means the document setting out the interest rate applicable to the Accounts made available on the Bank’s Website, as currently set out at https://www.anext.com.sg/static/terms/interestrateschedule.

	(e)	“Premature Withdrawal” means the withdrawal of a Fixed Deposit placement prior to its Maturity Date.

	(f)	“Statement” means, in respect of an Account, a periodic statement of accounts provided by the Bank to you setting out the details of all relevant transactions relating to that Account.

20.3	The provisions of the Clause entitled “Interpretation” of the Standard Terms apply to these Account Terms as if set out in full herein with all necessary changes.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

ANEXT BANK PTE. LTD.

STANDARD TERMS

(November 2023 Version)

IMPORTANT: PLEASE READ THESE STANDARD TERMS CAREFULLY. THESE TERMS SHALL TAKE EFFECT AND BIND YOU AND THE BANK ON AND FROM THE DATE THE BANK ACCEPTS YOUR APPLICATION. BY YOU OPENING AND/OR MAINTAINING THE ACCOUNTS AND/OR YOUR UTILISATION OF THE FACILITIES AND/OR SERVICES, YOU AGREE TO ABIDE AND BE BOUND BY THESE STANDARD TERMS.

These Standard Terms, together with the other Customer Documentation (as defined below), govern your relationship with Anext Bank Pte. Ltd. (the “Bank”). A reference to “you”, your” or the “Customer” in any Customer Documentation means the person that the Bank has accepted as a customer pursuant to its application for an account, a facility, product and/or service and could refer to an account holder and/or a borrower.

By clicking to accept these Standard Terms, each Authorised Person confirms that he/she is duly authorised to agree to these Standard Terms and all other Customer Documentation for and on behalf of the Customer and to bind the Customer to the same.

PART A: YOUR RELATIONSHIP WITH THE BANK

1	Terms of your Relationship with the Bank

1.1.	The terms and conditions governing the relationship between you and the Bank (including pursuant to which the Bank provides the Banking Products and Services to you), are collectively referred to as the Bank’s “Customer Documentation” and includes:

(a)	these Standard Terms;

(b)	all Applications (including the Application Terms);

(c)	the Fee Schedule and Interest Rate Schedule (as applicable);

(d)	all applicable Product Terms;

(e)	the Electronic Platform Terms; and

(f)	any other document or instrument designated as such by the Bank.

1.2.	In the event of any inconsistency between:

(a)	any Product Terms and these Standard Terms and the inconsistency is in relation to any Banking Product and Services, the relevant Product Terms shall prevail to the extent of such inconsistency (unless expressly stated otherwise); and

(b)	these Standard Terms and any other document listed in Clause 1.1, these Standard Terms shall prevail to the extent of such inconsistency.

1.3.	The Privacy Policy forms part of the Customer Documentation and you agree to be bound by the Privacy Policy.

PART B: PROVISION OF SERVICES

2	The Bank’s provision of Electronic Platforms and Electronic Services

2.1	You shall, upon the Bank’s request, promptly perform such acts and/or execute such further documents as the Bank may require in connection with any of the Banking Products and Services.

2.2	The Electronic Platforms and Electronic Services (including all Electronic Platform features and Access Credentials) are provided by the Bank to you on an “as is” and “as available” basis.

2.3	To the maximum extent legally permitted, the Bank excludes and disclaims all representations, warranties, conditions, guarantees, undertakings and other terms implied by statute, common law or otherwise in relation to the Electronic Platform and Electronic Services (including any implied conditions, warranties or terms as to satisfactory quality, non-infringement, fitness for purpose or the use of reasonable skill and care or that the Electronic Platform and Electronic Services will be uninterrupted, timely, secure or error-free).

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

2.4	You acknowledge that Bank shall not be liable (i) if any communication via the Electronic Platforms or Electronic Services is delayed, intercepted, lost or otherwise fails to reach the proposed recipient during the process of delivery or transmission, (ii) if the contents of any communication is modified, intercepted or otherwise accessed by any third party during the process of deliver or transmission, (iii) for your access and use of any other internet websites or services owned by third parties (“Third Party Sites”) that are accessible via hyperlinks that appear on the Electronic Platforms; and (iv) for any content of such Third Party Sites.

3	Your Instructions to the Bank

3.1	All Instructions to the Bank should be issued by your Operator using the Electronic Services and/or in certain circumstances, any of your other Authorised Persons approved by the Bank (together with the Operator, “the Instructing Parties”).

3.2	The Bank reserves the right to request that your Instructing Parties issue and/or confirm Instructions using any means of communication as the Bank (acting reasonably) may choose.

3.3	You shall ensure that all Instructions provided by your Instructing Parties are accurate, complete, duly authorised and in such form and manner as the Bank may prescribe (if applicable).

3.4	Subject to Clause 3.5, you agree that the Bank may rely or act on all Instructions given or purportedly given by you or an Instructing Party:

(a)	without further consent or notice to you;

(b)	without carrying out any independent verification or inquiry (including into the identity of the person giving the Instructions);

(c)	by treating such Instructions as being duly authorised by and binding upon you (even if it were made fraudulently); and/or

(d)	if the Instructions contained any error, lack of clarity or conflict with other Instructions, provided always that the Bank shall (acting reasonably) be entitled to refuse to accept or to act on any Instruction.

3.5	The Bank shall be entitled to require you or your Instructing Parties to (i) provide alternative proof of identity; or (ii) confirm any Instructions (including through a mode of communication that is different to the one used to give the Instructions originally).

3.6	Where you or the Instructing Parties have issued multiple Instructions, the Bank shall determine the order of executing such Instructions in its sole discretion.

3.7	The Bank is only required to carry out any Instructions or perform its obligations in the currency in which those obligations are denominated.

3.8	The Bank shall not be liable for accepting and/or acting on any Instruction given by any Instructing Party named as such in the Bank’s records at the time the Instruction is received by the Bank.

4	Use of Agents and delegates

4.1	The Bank may use the services of any financial institution or agent, including clearing, settlement or payment intermediaries or correspondent banks, in any location whether in Singapore or elsewhere as the Bank deems fit in connection with the Banking Products and Services or any of your other banking business with the Bank. The provision of services by such parties and the Bank shall be subject to the Applicable Laws in the relevant jurisdictions.

4.2	Such financial institution or agent shall be deemed to be your agent and all charges and expenses that the Bank may incur under this arrangement shall be payable by you and/or deducted from any of your Account(s).

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

4.3	The Bank may, to the extent legally permitted, delegate, outsource or subcontract any part of the Bank’s banking operations or its performance of any part of the Banking Products and Services (including carrying out Instructions) to any Member of the Bank’s Group or a third party in any jurisdiction.

PART C: ACCESS SECURITY

5	Access Credentials and Personal Credentials

5.1	You and your Users are solely responsible for protecting the security of the Access Credentials, Personal Credentials or other login credentials (“Credentials”) which are used to access:

(a)	the Electronic Platforms and Electronic Services; and

(b)	any third party or government sites, services or products which facilitate the access or use of the Electronic Platforms and/or Electronic Services.

5.2	You shall (and shall procure that your Users) adopt all necessary security measures and abide by the Electronic Platform Terms or other directives, guidelines and standards relating to the security of the Credentials as the Bank may notify to you.

5.3	The Bank may change, de-activate or revoke the use of any Credentials in its sole discretion without providing any prior notice or reasons to you. The Bank shall not be liable for any Loss incurred by you in connection with such change, deactivation or revocation.

6	Biometric Credentials

6.1	The Electronic Platforms or Electronic Services may feature or allow the use of biometric credentials (including faces, fingerprints or other biometric features) in such manner as the Bank may deem appropriate.

6.2	Where you or your Users have opted to or are required to use biometric credentials, you acknowledge and accept that:

(a)	there are risks associated with the accuracy, reliability and availability of using biometric credentials to identify or authenticate a person; and

(b)	unauthorised persons may gain access to any device or application secured with your Users’ biometric credentials to transmit Instructions to the Bank.

To the extent legally permitted, you agree to assume all risks (including those described in this Clause) associated with the use of biometric credentials.

7	Compromised Credentials

7.1	You shall immediately notify the Bank if you are aware (or you have reason to suspect) that your Credentials has been, lost, damaged, stolen, misused or its security has been otherwise compromised in any way.

7.2	You shall immediately remove any person who is no longer authorised by you to act as an Operator by using the relevant processes on the Electronic Platforms.

7.3	Notwithstanding the Bank being notified as above, you shall be liable for all Instructions given or transactions performed (i) by any person named as an Operator on your record with the Bank at the time the transaction is performed or at the time the Instructions were received by the Bank; or (ii) any other person using the Access Credentials.

7.4	You shall immediately notify the Bank if you have received any data, notice, information or request through the Electronic Services which is not intended for you or your Users. You shall immediately delete the data, notice, information or request in its entirety from all electronic devices that you use to access the Electronic Services.

Page 3 / 14

Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

PART D: PAYMENTS AND CHARGES

8	Interest, Fees and Charges payable by you to the Bank

8.1	You agree to pay all interest, principal, fees, charges and commissions of any nature (including foreign-exchange commission or charges) and any other costs, expenses, Taxes, default interest, and late or overdue fees (including legal fees on a full indemnity basis) in connection with any Banking Products and Services or pursuant to the Customer Documentation, Fee Schedule or as notified to you from time to time (“Charges”).

8.2	The Bank reserves the right to, in its sole and absolute discretion, change (i) any of its prevailing rates; (ii) the quantum of its Charges (whether stated in the Fee Schedule or otherwise); or (iii) any terms and conditions related to such Charges including the calculation or payment thereof. The Bank shall give prior notice to you of any change and if you continue to use the Banking Products and Services after the notice, you shall be deemed to have agreed to and accepted such changes.

9	Payments, and Moneys owed, to the Bank

9.1	All payments by you shall be made without (and free and clear of any deduction for) set-off or counterclaim.

9.2	You agree to pay all amounts due to the Bank in immediately available funds, free and clear of and without deduction or withholding for, any current or future Taxes (including withholding tax).

9.3	If a deduction or withholding for or on account of tax is required under Applicable Laws, the amount due to the Bank shall be increased by such amount so that the Bank receives the full amount due to the Bank as if there were no deduction or withholding.

9.4	If any goods and services tax or other similar service tax (“GST”) is payable on any amounts due to the Bank, you agree to pay the Bank such GST amount in addition to the amounts due to the Bank.

10	Rights of the Bank in respect of payments

10.1	Partial payments: If Bank receives any payment from you that is insufficient to discharge all the amounts then due and payable to the Bank under any Customer Documentation, the Bank shall apply such payment towards your obligations under the relevant Customer Documentation in such order as the Bank may determine in its sole discretion.

10.2	Conversions: Unless otherwise agreed in writing, the Bank, or any intermediary reasonably selected by the Bank, may make any currency conversion in connection with the exercise of its rights and obligations pursuant to any Customer Documentation, using such exchange rates that it reasonably determines.

10.3	Other rights: Without prejudice to any of its other rights and remedies, the Bank is entitled to set-off any amounts due to the Bank by you against any amounts due and owing by the Bank to you at any time (without prior notice to you).

For the avoidance of doubt, the reference to “amounts due to the Bank” in this Standard Terms shall include all Charges, GST and any Losses the Bank may incur arising out of or in connection with the breach of your obligations under any Customer Documentation or any other agreement and any indemnified amounts owing to the Bank.

PART E: TERMINATION OR SUSPENSION OF BANKING PRODUCTS AND SERVICES

11	Termination or Suspension of Banking Products and Services

11.1	You or the Bank may terminate one or more of the Banking Products and Services made available to you in accordance with the relevant Product Terms. You shall comply with any termination or suspension procedures as set out in those terms or as otherwise notified to you.

11.2	The Bank may at any time terminate or suspend any or all of the Banking Products and Services (or any part thereof) or any Customer Documentation with immediate effect in its sole and absolute discretion and without providing any prior notice or reasons to you.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

11.3	You also agree that the Bank may at any time delay, block or refuse to process any transaction (including rejecting or refusing to process any loan disbursement, cancelling any part of a Facility or requiring immediate repayment of all or any loans made available under a Facility), suspend, freeze or close any Accounts or take any other action as the Bank considers appropriate in its sole discretion to meet its obligations under any Applicable Laws and/or if the Bank suspects that:

(a)	such transaction may breach any Applicable Laws or the Bank’s internal policies, including those relating to anti-money laundering, anti-bribery or anti-corruption, counter-terrorism financing, anti-tax evasion or Sanctions;

(b)	such transaction involves, directly or indirectly, any person or country or region subject to Sanctions; or

(c)	such transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, conduct which is unlawful in any country (including but not limited to any purpose that would violate any Sanctions or that would fund, facilitate or finance any activities, business or transactions of, or with, any person or country/region subject to Sanctions).

11.4	Termination shall not affect (a) any rights or liabilities of either party accrued before the effective date of termination, such as your obligation to pay any Charges for the Banking Products and Services provided up to the effective date of termination; or (b) any other provisions of the Customer Documentation which are expressly or by implication intended to continue to remain in force on or after termination or expiry of the applicable Banking Products and Services or Customer Documentation.

11.5	Upon the Bank giving notice to you or receiving notice from you in accordance with this Clause 11 to terminate these Standard Terms or the Banking Products and Services:

(a)	you shall immediately upon demand pay the Bank all amounts due to the Bank, including overdrawn amounts (if any) and Charges owed in respect of one or more of the Banking Products and Services; and

(b)	no interest shall be paid or payable by the Bank on any unclaimed balances in your Accounts.

PART F: CUSTOMER INFORMATION AND CONFIDENTIALITY

12	Customer Information

12.1	You agree to provide such documentation or information as requested by the Bank in order for it (i) to conduct all anti-money laundering, “know your customer” and other similar procedures that the Bank is required (or deems desirable) to conduct from time to time; (ii) to provide (or to facilitate the provision of) the Banking Products and Services and/or (ii) to comply with any Applicable Laws. You and/or your Users agree to promptly provide the required information or documentation to the Bank or such parties as the Bank may instruct whenever requested by the Bank.

12.2	You shall be responsible for the accuracy, adequacy, completeness and authenticity of all information and documents provided to the Bank or any other party.

12.3	You acknowledge that the Bank and its Associates will rely on the documents and information provided by you (a) without carrying out any independent verification and (b) will treat them as being duly authorised by and binding upon you (even if such information or documents were made or obtained fraudulently).

12.4	You acknowledge that any failure by you to provide accurate or timely information or documentation may result in:

(a)	the Bank being delayed in providing, or being unable or having to cease to provide the Banking Products and Services to you;

(b)	the Bank having to deem you recalcitrant or reportable; or

(c)	the Bank having to take any actions against you in order for it to comply with Applicable Laws.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

13	Disclosure of Information

13.1	The Bank agrees to keep any information received under Clause 12 confidential and not to disclose it to anyone, save to the extent permitted under Clause 13.2.

13.2	You and/or your Users expressly and irrevocably consent to and permit the disclosure of any information relating to you, your Users, or any of your Banking Products and Services by the Bank, its employees, agents, officers or any person who in the ordinary course of its work has access to such information, to:

(a)	to any Member of the Bank’s Group and each of its officers, directors, employees, auditors, professional advisers, agents, partners and service providers (including data processing services) such information as the Bank considers appropriate in connection with the Banking Products and Services or for the purposes of meeting any internal requirements, credit or risk management and/or other verification purposes;

(b)	to any person:

i	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under any Customer Documentation and, to any of that person’s Associates and professional advisers;

ii	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any Authority or pursuant to any Applicable Laws;

iii	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

iv	who is a party to any Customer Documentation; or

v	with your consent;

(c)	to any financial institution or credit agency for the purposes of verifying the information provided by you and/or your Users for the purpose of assessing your financial situation, including, where the Bank is a member of or subscriber for the information sharing services of any credit bureau recognised by the MAS under or pursuant to the Banking Act 1970, to any such credit bureau (and such credit bureau may in turn disclose to any fellow member or subscriber as may be recognised by MAS);

(d)	to any broker, custodian, clearing house or depository in connection with any transactions effected by you in connection with the Banking Products and Services;

(e)	to any insurer or insurance broker of any Member of the Bank’s Group or any direct or indirect credit protection provider to that Member of the Bank’s Group (or its brokers) or to any rating agency (including its professional advisers);

(f)	to any person whom the Bank believes in good faith to be your director or other officer, shareholder, partner (in the case of a partnership), guarantor, surety or security provider, Users, auditor or legal advisor;

(g)	any person for the purposes of enforcing or protecting the Bank’s rights or interests under any Customer Documentation or the Banking Products and Services;

(h)	any person in connection with any Insolvency Proceedings relating to you or any other person in connection with the Customer Documentation or the Banking Products and Services; or

(i)	to any other person or entity whom the Bank in good faith deems it reasonable to make such disclosure in connection with its operations or the provision of the Banking Products and Services (including any person or entity that has referred or introduced you to the Bank) or the improvement thereof.

13.3	Nothing in this Clause is to be construed as constituting an agreement between you and the Bank for a higher degree of confidentiality than that prescribed in Section 47 of, and in the Third Schedule to, the Banking Act 1970. The Bank’s authority to disclose such information shall survive the termination of these Standard Terms and the termination of any Banking Products and Services.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

PART G: REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

14	Your Representations, Warranties and Undertakings to the Bank

14.1	You represent and warrant to the Bank that:

(a)	Capacity: you are entering into the Customer Documentation and using the Banking Products and Services as (i) a business and not an individual; and (ii) not as a trustee or agent of another person.

(b)	Status (Company): if you are a company, you are duly incorporated and validly existing under the laws of the jurisdiction of your incorporation.

(c)	Status (Partnership): if you are a partnership, you are duly formed and validly existing under the laws of the jurisdiction of your formation.

(d)	Power and authority: you have the power and authority to enter into and perform, and have taken all necessary action to authorise your entry into and performance of, the applicable Customer Documentation and the transactions contemplated under those Customer Documentation.

(e)	Binding obligations: (i) the obligations expressed to be assumed by you in each Customer Documentation, as well as all transactions and arrangements contemplated under a Customer Documentation, constitute legal, valid, binding and enforceable obligations; and (ii) your Users are duly authorised to provide Instructions on your behalf and all such Instructions are binding upon you.

(f)	Non-conflict with other obligations: the entry into and performance by you of, and the transactions contemplated by, any Customer Documentation do not and will not conflict with (i) any law or regulation applicable to you; (ii) your constitutional documents; or (iii) any agreement or instrument binding you or any of your assets.

(g)	Validity and admissibility in evidence: all authorisation required or desirable (i) to enable you lawfully to enter into, exercise your rights and comply with your obligations in the Customer Documentation; (ii) to make the Customer Documentation admissible in evidence in your jurisdiction of establishment; and (iii) to apply for, access or use the Banking Products and Services have been obtained or effected and are in full force and effect.

(h)	No misleading information: all information supplied by you or your Users was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

(i)	Complete information: you have fully disclosed to the Bank all information and particulars necessary for the Bank to provide the Banking Products and Services and any other transactions or arrangements contemplated by the Customer Documentation to you.

(j)	Choice of governing law and enforcement: the choice of Singapore law as the governing law of each applicable Customer Documentation will be recognised and enforced in your jurisdiction of establishment; and (ii) any judgment obtained in Singapore in relation to a Customer Documentation will be recognised and enforced your jurisdiction of establishment.

14.2	These representation and warranties are deemed to be made by you (i) on and from the date these Standard Terms take effect and (ii) on every day thereafter, until such time that all Customer Documentation has terminated or expired; and (iii) by reference to the facts and circumstances then existing on the dates in (i) and (ii).

14.3	You undertake to the Bank that:

(a)	you shall comply with all Applicable Laws you are subject to, and to take all steps and to provide all assistance, information, documents and records as the Bank may require for it to comply with all Applicable Laws; and

(b)	you shall not transact any business or activities through any Account or Service, that directly or indirectly involve or benefit any person or entity located in a Sanctioned Jurisdiction/Region or, with any jurisdiction, state, entity, vessel or individual, designated as a Sanctioned entity or that is subject to Sanctions, and (ii) you shall notify the Bank immediately if this undertaking becomes, or is likely to become, untrue or inaccurate in whole or in part, at any time.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

15	Partnership Acknowledgments

15.1	In respect of any Banking Products and Services provided to a partnership, you acknowledge and agree that:

(a)	all members of the partnership shall be jointly and severally responsible and liable to the Bank for all moneys owing and liabilities incurred by them or any of them whether in the name of or on behalf of the partnership firm or otherwise; and

(b)	no alteration in the composition or constitution of the partnership by the death, bankruptcy, retirement and/or admission of one or more partners otherwise shall affect the authority given to the Bank in any way. The Bank shall be entitled to treat the surviving or continuing partner(s) for the time being as having full power to carry on the business of the partnership firm and to deal with its assets, as if there had been no change in the partnership.

16	When to inform the Bank

16.1	You undertake to provide to the Bank in writing:

(a)	promptly upon becoming aware of them:

i	details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against you;

ii	the details of any judgment or order of a court, arbitral body or agency which is made against you; and

iii	details of any Insolvency Proceedings against you or any petition filed or resolution passed for such proceedings;

(b)	promptly, if you cease or threaten to suspend or cease to carry on the whole or any part of your business;

(c)	promptly, such further information regarding your financial condition, business, management and operations or any other information as the Bank may reasonably request; and

(d)	promptly, any change in the information previously provided to the Bank so that the information the Bank has on record is correct, up to date and complete (including any change in (i) your contact details, name, constitution, tax residency, jurisdiction of incorporation, (ii) your Users, directors, partners, Owner, or beneficial owners (“Relevant Persons”), or (ii) the contact details or particulars of your Relevant Persons).

16.2	The Bank may take a reasonable period of time to process any changes notified by you and to reflect these in its records. In the meantime, the Bank is authorised to continue to:

(a)	process any Instructions or communications given by the Instructing Parties listed on the Bank’s record at the time such communications are given;

(b)	accept any approvals given by any Authorised Persons or, where applicable, the Keyman listed on the Bank’s records at the time such approvals are given; and

(c)	send statements, advices, confirmations, notifications or any other communications to you and/or your Operators using the email addresses, mobile phone numbers or other contact details on the Bank’s records at the time such communications are sent.

PART H: INDEMNITIES AND LIMITATION OF LIABILITY

17	Indemnity

17.1	You shall promptly indemnify any Member of the Bank’s Group and its employees, officers, agents and representatives (“Indemnified Parties”) on a full indemnity basis from and against any and all Loss incurred or suffered by any Indemnified Party arising out of or in connection with (i) the provision, use, termination or suspension of the Banking Products and Services (or any proposed provision or use); or (ii) the entry into, performance or enforcement of any Customer Documentation or any other applicable agreement; or (iii) your breach of any terms of the Customer Documentation, except to the extent such Losses are directly caused by gross negligence or wilful misconduct of such Indemnified Party.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

17.2	For the avoidance of doubt, the indemnity above applies to any Losses incurred or suffered by any Indemnified Party relying, acting, or omitting to act on, any Instructions given or purported to be given by you, your Instructing Parties or any other person (including any person as described in Clause 7.2).

17.3	The indemnity under this Clause shall not in any way be prejudiced or affected by the termination or suspension of any Banking Products and Services or any Insolvency Proceedings against you, your Associates or any of the assets of the aforementioned.

18	Limitation of Liability

18.1	To the maximum extent legally permitted, the Indemnified Parties shall not under any circumstances be liable to you or your Associates (whether directly or indirectly, in contract, tort, statute or otherwise) in respect of any Loss incurred by you or your Associates in connection with (a) any Customer Documentation, (b) any Banking Products and Services, or (c) any act, statement (express or implied), default or omission of any Indemnified Party or its service providers, except and to the extent that such liability is (i) primarily caused by that Indemnified Party’s gross negligence or wilful misconduct; and (ii) this is finally determined by a court of competent jurisdiction.

18.2	For the avoidance of doubt, no Indemnified Party shall be liable to you or your Associates for (i) any consequential, indirect, incidental, punitive or special damages of any nature or in respect of any loss of revenue or business opportunities, loss of profit, loss of anticipated savings or business, loss of data, loss of goodwill or loss of value of any tangible property; or (ii) the acts, omissions or default of any third parties (including any financial institutions or agent referred to in Clause 4.1), or for the non-delivery, loss or destruction of any Instruction or other item in transit to or in the possession of any third parties, and any other loss or damage incurred by you in connection with the above.

19	Force Majeure

If the Bank is prevented from or delayed in providing any Banking Products and Services or performing any or all of its obligations under any Customer Documentation or any applicable agreement (including effecting any Instructions) by reason of Force Majeure, the Bank shall have no liability in respect of the performance or non-performance of such obligations in the following periods (i) for so long as the Force Majeure event continues, and (ii) (where applicable) for as long as the effects of the Force Majeure event continues to prevent the Bank from performing its obligations or providing the Banking Products and Services.

PART I: COMMUNICATIONS

20	Notices and Communications

The Bank’s communications with you

20.1	The Bank may communicate with you, your Users and/or other associated persons by: (a) using the Electronic Services, (b) e-mail using the email addresses on record with the Bank, (c) SMS using the mobile phone numbers on record with the Bank, (d) by letter by mailing addresses on record with the Bank, or (e) such other means as the Bank may notify to you. The Bank may also send any notice and/or other communication to you by posting it on the Bank’s Website, or communicating it through the press, radio, television, internet or any other media as the Bank may determine.

20.2	Any communication from the Bank to you will be effective from:

(a)	if sent via the Electronic Services – at the time it is sent;

(b)	if sent by e-mail – at the time it is sent to your and/or your Operator’s email address;

(c)	if sent by SMS – at the time it is sent to your and/or your Operator’s mobile phone;

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(d)	if sent by way of letter – at the time it has been left at the relevant address or one Business Day after being deposited in the post postage prepaid in an envelope addressed to it at that address;

(e)	if posted on the Bank’s Website – at the time it is posted; and

(f)	if made through the press, radio, television or internet – at the time it is made.

Your communications with the Bank

20.3	You shall communicate with the Bank using the communication channels prescribed by the Bank, including via the Electronic Services, the Electronic Platforms or contacting the Bank at the contact number published by the Bank on the Electronic Platforms.

20.4	The Bank will not be deemed to have received a communication from you unless it has been recorded as having been received by the Bank using the above communication channels.

20.5	Neither party shall be responsible for any delay, interception, loss or failure of any communication to reach the other party.

PART J: GENERAL

21	Recording, Statements and Records

21.1	You acknowledge and agree that the Bank may record all in-person conversations, telephone, internet-enabled or video calls or any other electronic or non-electronic communication with your Users or Associates, (as applicable). You agree to be bound by the recordings as conclusive proof of such communications. The Bank may retain such recordings as its property and use them as it sees fit, including as evidence in any proceedings against you or any person.

21.2	You accept that:

(a)	any letter, statement, Statement (as defined in the Account Terms), transaction notification, notice or other document stating or certifying any amounts payable to the Bank under the Customer Documentation;

(b)	any other certificate, determination or opinion of the Bank; and

(c)	the Bank’s records of all Instructions, communications, transactions, payment method or instructions relating to any Banking Products and Services,

shall (in the absence of manifest error) be final, conclusive and binding on you for all purposes and can be used as evidence in any court proceedings as proof of their contents. You will not dispute the accuracy nor the authenticity of the contents of any of the above merely on the basis that they were digitally produced or stored or are the output of a computer system (including in the form of scanned, electronic data or images), and waive any right (if any) to so dispute.

21.3	In any litigation or arbitration proceedings arising out of or in connection with a Customer Documentation, the entries made in the accounts maintained by the Bank are, on the face of it, evidence of the matters to which they relate.

22	Electronic Execution

22.1	You agree that any Customer Documentation or any other document submitted, signed, executed or otherwise entered into or agreed by you, or any of your Users using click-to-accept, electronic signatures, digital credentials or other electronic means (“Electronic Execution”) shall be deemed to be duly signed, executed or accepted by you and shall be given the same effect as though the document was signed by you in wet-ink.

22.2	You further confirm that (a) your use of Electronic Execution is recognised under Applicable Laws; (b) your use of Electronic Execution does not violate, breach or conflict with under any Applicable Laws, judgments, contracts or other instruments binding on you, your Users or your constitutional documents; (c) any document signed, executed or accepted using Electronic Execution is legally valid, binding and enforceable against you; and (d) the Bank may rely on such Electronic Execution.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

23	Administration

23.1	Assignment and transfers: You shall not grant any security interest over, or assign or transfer any of, your rights or obligations under any Customer Documentation to any third party without the Bank’s prior written consent. You agree that the Bank may assign or transfer all or any of its rights and obligations under or in connection with any Customer Documentation.

23.2	Amendments: The Bank may at any time in its sole discretion amend any Customer Documentation by providing you with reasonable notice of such amendments. Such notice may be given through the Bank’s Electronic Platforms or such other means of communication as the Bank may notify to you. If you continue to use or maintain the Banking Products and Services after the amendments take effect, you shall be deemed to have accepted the amendments.

23.3	Remedies and waivers: No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under any Customer Documentation shall operate as a waiver of any such right or remedy or constitute an election to affirm any Customer Documentation. No election to affirm any Customer Documentation on the part of the Bank shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in any Customer Documentation are cumulative and not exclusive of any rights or remedies provided by law.

23.4	Partial invalidity: If, at any time, any provision of a Customer Documentation is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23.5	Third parties’ rights: Unless expressly provided to the contrary in any Customer Documentation, a person who is not a party to the Customer Documentation has no rights under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term in the Customer Documentation, except that each Member of the Bank Group and each Indemnified Party shall have the right to enforce the relevant rights or benefits (including as set out in the indemnity provisions) in the relevant Customer Documentation against you directly.

24	Governing law and enforcement

24.1	These Standard Terms shall be governed by and construed in accordance with Singapore law. The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with these Standard Terms (including any dispute regarding the existence, validity or termination of these Standard Terms).

24.2	In the event of any conflict arising between the English version and non-English versions (if any) of any Customer Documentation, the English version of that Customer Documentation shall prevail.

PART K: DEFINITIONS

25	Definitions

25.1	The following definitions apply, unless the context otherwise requires:

(a)	“Access Credentials” means (i) any form of identification, login credentials, token or device (whether electronic or otherwise) made available by the Bank for you and/or your Users to access and use (where applicable) the Electronic Platforms, Electronic Services or the Banking Products and Services and/or to facilitate any actions (including Instructions) in connection thereto, including any password, security code, PIN or such other identity number; and (ii) any biometric credentials of your Users (including their faces, fingerprints or other biometric features).

(b)	“Account” means each account opened by you with the Bank (including any sub-accounts thereunder) including an ANEXT Business Account.

(c)	“Account Terms” means the terms and conditions applicable to one or more Accounts and the Accounts-related Services provided by the Bank to you.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(d)	“Applicable Laws” means all applicable laws, rules, regulations, orders, rulings, directives, circulars, guidelines, request, sanction, embargo, restriction of or agreement with any Authority; any general commercial and regular banking practices (whether or not having the force of law); and any rules of any stock exchange.

(e)	“Application” means your application for one or more Banking Products and Services, duly completed and submitted by you through the Bank’s Electronic Platforms or such other means as the Bank may permit, including any and all documents and consents required by the Bank in connection with the application.

(f)	“Application Terms” means the terms and conditions applying to any Application made by you, as set out at https://www.anext.com.sg/static/terms/applicationterms.

(g)	“Associates” in respect of an entity means its (a) officers, directors, employees, representatives and agents; and (b) its affiliates (if any) and each of their respective officers, directors, employees, representatives and agents.

(h)	“Authorised Person” means a person for the time being authorised by you or under any Applicable Laws to sign, execute or otherwise enter into any agreement or document for and on your behalf and accepted by the Bank as such, such as your directors, partners or Owners.

(i)	“Authority” means any governmental, administrative, regulatory, supervisory, quasi-governmental self- regulatory body or authority or court or tribunal having jurisdiction over (or regulates, oversees or supervises) any Member of the Bank’s Group or Customer.

(j)	“Bank’s Mobile App” means the Bank’s mobile phone application or other interfaces installed on your and/or an Operator’s mobile phone or communication device and through which the Banking Products and Services are made available to you.

(k)	“Bank’s Website” means https://www.anext.com.sg or such other website as notified by the Bank to you from time to time and through which the Banking Products and Services are made available to you.

(l)	“Banking Products and Services” means any product or service provided or made available (or to be provided or made available) to you by the Bank including the Services, Account and Facilities and the use and provision of which are governed by this Standard Terms and the applicable Customer Documentation.

(m)	“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks in Singapore are open for general banking business and in relation to any date for payment in, or purchase of, a currency, a day on which banks are open for general banking business in the principal financial centre of the country of that currency (save for the euro, in which case, a Business Day shall be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of euros).

(n)	“Charges” has the meaning given to in Clause 8.1.

(o)	“Customer Documentation” has the meaning given to it in Clause 1.1.

(p)	“Electronic Platforms” means the Bank’s Website, the Bank’s Mobile App and any other electronic platform, channel or other electronic means that the Bank may make available to you to use the Electronic Services.

(q)	“Electronic Platform Terms” means the terms and conditions applicable to your use of the Bank’s Electronic Platforms made available on the Bank’s Website, as currently set out at https://www.anext.com.sg/static/terms/electronicplatformterms&conditions.

(r)	“Electronic Services” means the banking and such other services provided by the Bank to you via the Electronic Platforms and/or electronic devices, including the online banking platform (by logging in to the Bank’s Electronic Platforms), electronic and SMS reminders and/or notifications, and other electronic banking services.

(s)	“Facilities” means the loan facilities and such other facilities as may be made available by the Bank to you.

(t)	“Fee Schedule” means the document setting out the details on the fees, charges and commissions applicable to the Accounts, Facilities and/or the Services made available on the Bank’s Website, as currently set out at https://www.anext.com.sg/static/terms/feeschedule.

(u)	“Force Majeure” means an event beyond the reasonable control of the affected party, including but not limited to any spread or contamination of infectious diseases or epidemics, any natural disaster, catastrophe, act of God or sovereign act, any stalling, malfunction or interruption of transmission or power, communication or computer facilities or system, any restrictions, conduct, regulations, orders, decrees, refusal to grant any license or permit, change of policy or implementation of an injunction or measures of any government or regulatory agency, or any military coup or capture of power, any obstruction, war, aggression, hostile acts, riots, terrorist activities, sabotage or other prohibition, blockades, bad weather, rebellion, strikes, industrial actions, and any material changes in financing, financial, political or economic conditions, or implementation of foreign exchange or capital controls, or suspension of or restriction on currency exchange or remittances in Singapore or elsewhere.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(v)	“Insolvency Proceedings” means, in relation to a person, any corporate action, legal proceedings or other procedure or step has been taken in relation to: (i) suspension of payments, a moratorium of any of its indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) applying to it; (ii) a composition, compromise, assignment or arrangement with any of its creditors; (iii) the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of it or any of its assets; or (iv) enforcement of any security over any of its assets, or any analogous procedure or step is taken in any jurisdiction.

(w)	“Instructing Party” has the meaning given to it in Clause 3.1.

(x)	“Instruction” means any assent, communication, instruction, order, message, data, application, record, document, request or information received by the Bank for or in connection with the Banking Products and Services.

(y)	“Loan Terms” means all terms and conditions applicable to the Facilities or documents governing the use and provision of the Facilities which include the Loan Terms (Pay-Per-Use), Loan Terms (Pay Monthly) and the documents which supplement them.

(z)	“Loss” means all losses (whether direct, indirect, consequential, special or punitive), damages, actions, proceedings, claims, liabilities (whether contingent or otherwise), fees and charges (whether stated in a fee schedule or otherwise), costs and expenses (including Taxes and legal costs on a full indemnity basis) of whatever nature and howsoever arising.

(aa)	“MAS” means the Monetary Authority of Singapore.

(bb)	“Member of the Bank’s Group” means the Bank, its holding company and related corporations, its affiliates and their respective subsidiaries (including any branches and representative offices of each of the above persons in any jurisdiction), as well as any successors and assigns.

(cc)	“Operator” means a person authorised by you to operate or access the Electronic Platforms and/or provide Instructions or receive information relating to the Banking Products and Services, and may include an Authorised Person.

(dd)	“Owner” has the meaning given in the definition of “Sole Proprietorship” below.

(ee)	“Personal Credentials” means an individual’s personal identification credentials or biometric credentials (including birth dates, NRIC numbers or other national identification or registration details).

(ff)	“Privacy Policy” means the Bank’s privacy policy available on the Bank’s Mobile App and/or the Bank’s Website at https://www.anext.com.sg/static/terms/privacypolicy.

(gg)	“Product Terms” means the terms and conditions applicable to the Banking Products and Services and includes the Account Terms and the Loan Terms.

(hh)	“Sanctioned Jurisdiction/Region” means Cuba, Iran, the Crimea, Donetsk People’s Republic (“DNR”) and Luhansk People’s Republic (“LNR”) regions of Ukraine, North Korea and Syria.

(ii)	“Sanctions” means any economic or financial sanctions, trade embargoes, export controls and anti-boycott laws and regulations and related regulations, rules or restrictive measures administered, enacted or enforced from time to time by: (i) the United Nations Security Council, (ii) the People’s Republic of China, (iii) the Monetary Authority of Singapore, (iv) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (v) any other relevant government authority (including, for the avoidance of doubt, such government authority having jurisdiction over (A) you and/or the Bank (whether based on jurisdiction of incorporation or place of trade, business or other operational activities) or (B) the Banking Products and Services or any other transactions contemplated by any Customer Documentation.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(jj)	“Services” means the Electronic Services, Account or Facility related Services and other banking services and/or products (including promotional offers) as may be provided by the Bank to you from time to time.

(kk)	“Sole Proprietorship” means a business that is owned and controlled by an individual (“Owner”) where the sole proprietorship is not a separate legal entity from the Owner and the Owner has unlimited liability in respect of the debts and losses of the sole proprietorship. The sole proprietorship can sue or be sued in the name of the Owner.

(ll)	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

(mm)	“Users” means (A) the Authorised Persons, (B) the Operator and (C) where the Bank has extended a Facility to you, the Keyman.

25.2	Interpretation

In this document:

(a)	words importing the singular include the plural and vice versa;

(b)	“includes” and “including” are not words of limitation and will be interpreted to mean “including without limitation”;

(c)	“person” includes an individual, partnership, company, corporation, firm, joint venture, government, state or agency of a state, consortium, trust, association or other bodies of persons, or other entity (whether or not having separate legal personality), and such person’s successors, assigns, transferees or other persons authorised to take over such person’s legal rights;

(d)	a “Customer Documentation” or any other agreement, instrument (including any policies or terms and conditions) is a reference to that Customer Documentation or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(f)	any reference to a Clause is to a Clause in this Standard Terms (unless expressed otherwise);

(g)	a provision of law is a reference to that provision as amended or re-enacted;

(h)	headings are for convenience only; and

(i)	unless a contrary indication appears, any reference in the Customer Documentation to a time of day is a reference to Singapore time.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

ANEXT BANK PTE. LTD.

PRIVACY POLICY

(October 2023 Version)

IMPORTANT: BY ACCESSING AND/OR USING THE WEBSITES, MOBILE APPLICATIONS OR ANY PRODUCTS AND SERVICES PROVIDED OR OFFERED BY ANEXT BANK PTE. LTD., YOU CONFIRM YOUR UNDERSTANDING, CONSENT AND ACCEPTANCE OF THE CONTENTS OF THIS DOCUMENT.

This Privacy Policy sets out how Anext Bank Pte. Ltd. (the “Bank”) collects, uses and discloses personal data.

In this Privacy Policy, “you”, “your” or “yours” refers to all individuals to whom this Privacy Policy applies and “Customer” refers to all new, existing and prospective customers of the Bank, including you. This Privacy Policy applies to any individual’s personal data which is in the Bank’s possession or under its control.

1	Collection of personal data

1.1	The Bank will collect personal data in connection with the matters and for the purposes set out in this Privacy Policy.

1.2	The Bank will need to collect personal data provided by you, your organisation or the applicable authorised persons of your organisation (together the “Discloser”) (a) before the Bank is able to onboard you or your organisation as a Customer and (b) to provide or continue providing you or your organisation with any Banking Products and Services.

1.3	If the Bank is unable to collect the personal data requested by it, it may not be able to onboard or serve you or your organisation as a Customer.

In this Privacy Policy, “Banking Products and Services” means any product or service provided or made available (or to be provided or made available) to you or your organisation by the Bank including any bank account or loan facilities.

2	What is personal data?

2.1	For the purposes of this Privacy Policy, “personal data” means, in relation to an individual, data, whether true or not, about such individual who can be identified (a) from that data; or (b) from that data and other information to which the Bank has or is likely to have access to.

2.2	Examples of personal data the Bank may collect from you: your name, identification numbers (e.g. identity card number, passport number etc.), date of birth, correspondence or residential address(es), telephone number(s), email address(es), nationality, gender, images of identification documentation, banking and financial information, credit reports and assessments, location information, tax, insurance, employment details, biometric credentials (including photographs, fingerprints, voice recordings or such other biometric images and/or features), mobile network, operating system, IP address, the settings and technology on your mobile phone, and such other data which may or have been provided to the Bank.

2.3	Who does the Bank collect personal data from? In relation to a Customer, the Bank may collect personal data from individuals such as the directors, company secretaries, officers, employees, authorised persons and signatories, contact persons, shareholders, partners, representatives, beneficial owners, other controlling persons or any other individuals of or relating to such Customer (“Relevant Individuals”). For avoidance of doubt, references to “personal data” in this Privacy Policy shall also include the Relevant Individuals’ personal data.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

3	Why is personal data collected?

3.1	Personal data collected by the Bank may be used, processed, held, transferred or disclosed for any of the purposes set out in Appendix 1 of this Privacy Policy. In addition, the Bank may also use personal data for the purposes set out in the terms and conditions that govern the relationship between the Bank and you or your organisation as a Customer.

3.2	To the extent permitted by law, the Bank and other Members of the Bank Group may also record and monitor electronic communications with you or your organisation to ensure compliance with legal and regulatory obligations and internal policies.

In this Privacy Policy, “Member of the Bank’s Group” means the Bank, its holding company and related corporations, its affiliates and their respective subsidiaries (including any branches and representative offices of each of the above persons in any jurisdiction), as well as any successors and assigns.

4	Consents

4.1	By providing any personal data relating to or on behalf of any Relevant Individual, the Discloser represents and warrants that the consent of such Relevant Individual has been obtained for the collection, use and disclosure of the personal data for the purposes listed in this Privacy Policy.

4.2	Upon the Bank’s request, the Discloser may need to provide the Bank with written evidence of the Relevant Individual’s consent. The Discloser agrees to inform the Bank in writing immediately if a Relevant Individual withdraws his/her consent. The Bank may no longer be able to continue providing any Banking Products and Services to you or your organisation as a Customer as a result of such withdrawal.

4.3	During the course of its business and throughout your relationship with Bank, the Bank may also directly or indirectly collect your personal data (i) by receiving it from third parties or the public domain, (ii) when you use the Bank’s website(s) and/or mobile application(s) (including when you submit queries or feedback), or (iii) when you access or use any Banking Products and Services or any other services, facilities or products provided by a Member of the Bank Group.

4.4	Such personal data may be collected using various technologies including cookies, spotlight tags, web beacons or other behavioural or location track tools. A session cookie is used to track the session activities and actions for a particular user upon a successful authentication with the server. For more information, please see the Bank’s Cookies Policy.

5	Accuracy of personal data

As the Bank relies on the personal data provided by you or on your behalf to provide the Banking Products and Services to you or your organisation as a Customer, you must ensure that such personal data is true, accurate and complete at all times. You shall update the Bank in a timely manner of all changes so that the information the Bank has on record is correct, up to date and complete.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

6	Disclosure of personal data to third parties

6.1	The Bank may, when appropriate and necessary, provide, transfer or disclose personal data to any one or more parties (whether within or outside Singapore) for the purposes set out in this Privacy Policy.

6.2	Examples of the parties to whom the Bank may disclose personal data include, include:

(a)	any supplier, agent, contractor, third-party service provider or other contractual counterparty who provides administrative, telecommunications, identity verification/know-your-customer, cloud storage or services, information technology, computing, software, website application, data analytics, data processing, payment or securities clearing or other services to the Bank in connection with the establishment, operation, maintenance or provision of any Banking Products and Services, provided always that each such party shall be subject to confidentiality obligations;
(b)	credit reference agencies;
(c)	debt collection agencies if the Bank needs to collect a repayment;
(d)	any interface (such as an application programming interface) that links to, or in any way makes available information about, the Banking Products and Services;
(e)	any person under a duty of confidentiality to the Bank including any other Member of the Bank Group; and/or
(f)	any party giving or proposing to provide a guarantee or third-party security in respect of a Customer’s obligations; and
(g)	any party for or in connection with any of the purposes set out in Appendix 1 of this Privacy Policy, (together, the “Recipients”).

6.3	Your personal data may be processed, kept and transferred or disclosed in and to any jurisdiction as the Bank or a Recipient considers appropriate. If the Bank processes your personal data outside of Singapore, it will do so in compliance with the Personal Data Protection Act 2012 (“PDPA”) and other applicable laws. In addition, such personal data may also be processed, kept, transferred or disclosed in accordance with the local practices and laws, rules and regulations in such jurisdiction.

6.4	This clause does not limit the terms and conditions of the Banking Products and Services which permit disclosure of your information and personal data to other third parties. For more information about the third parties with whom the Bank shall share your personal data, please contact the Bank.

7	Your Data Rights

7.1	You may request:

(a)	to check whether the Bank holds personal data about you;
(b)	to access any of your personal data held by the Bank;
(c)	to correct any personal data relating to you held by the Bank which is inaccurate;
(d)	to withdraw any consent that you have previously given the Bank with respect to its use of your personal data; and/or
(e)	for the Bank to receive or transmit your personal data to another organisation.

The Bank will process any of your requests above to the extent required under applicable laws and regulations. Where permitted by applicable laws and regulations, the Bank may charge a fee for processing your request. The fee charged will depend on the nature and complexity of your request. The Bank will provide you with a written estimate of the fee. The Bank may decline a request if you do not agree to pay the processing fee.

Use of Biometric Credentials for Verification

7.2	You will be required to register your biometric credentials as a means to verify your identity to enable you to use or access the Banking Products and Services as a Customer. By agreeing to using biometric credentials verifications, you accept and consent to the provisions in this section. The scope of the use of your biometric credentials is subject to the Bank’s sole discretion.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

7.3	For example, as part of the Bank’s electronic customer due diligence (eKYC) processes, it will be collecting your facial images and identification document images for identification purposes. This involves the use of facial recognition technologies (to capture facial images) and optical character recognition (to capture and transform images of identification document to text). The Bank and/or its service providers may also collect statistical data (on an anonymised basis) to enhance and upgrade the Bank’s eKYC system performance and such anonymised data may be transferred out of Singapore.

7.4	You acknowledge and accept that:

(a)	there are risks associated with the accuracy, reliability and availability of using biometric credentials to identify or authenticate a person, including the risk that another individual with a similar appearance to you can access any Banking Products and Services by impersonating you and that your biometric information may be stolen;
(b)	you will act in good faith and exercise reasonable care and diligence to minimise such risks;
(c)	unauthorised persons (including those with similar appearance) may gain access to any device or application secured with your biometric credentials to access any Banking Products and Services; and
(d)	the Bank does not represent or warrant that your biometric credentials can be used at all times or with all of the Banking Products and Services for verification purposes. The scope of the use of your biometric credentials is subject to the Bank’s sole discretion.

7.5	As such, you are advised not to use such means of verification if you have an identical twin sibling or when your facial features may be undergoing a rapid stage of development. You are also advised to ensure that the settings of your electronic device(s) do not compromise the security of your biometric credentials.

7.6	You may cancel the use of your biometric credentials as a means to verify your identity at any time. By doing so, you acknowledge that the Bank may not be able to provide you or your organisation with any Banking Products and Services as a Customer.

7.7	The Bank reserves the right to modify, suspend or terminate the use of your biometric credentials as a means to verification at any time without giving you prior notice or reason (e.g., where there is an actual or suspected breach of security).

8	Security and retention of your personal data

8.1	The security of personal data is important to the Bank. The Bank has technical and organisational security measures in place to safeguard your personal data (including personal data in transit and storage). However, the Bank cannot guarantee that unauthorised third parties will never be able to undermine those measures.

8.2	You acknowledge that the Internet may not be a secure form of communication and sending personal data to the Bank over the Internet carries risks (including the risk of access and interference by unauthorised third parties). Information sent over the Internet may be transmitted internationally (even when the sender and recipient are located in the same country) via countries with weaker privacy and data protection laws than your country of residence.

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

8.3	The Bank will keep personal data collected from you or on your behalf for only as long as it is necessary to fulfil the purposes for which the personal data was initially collected, unless otherwise required or permitted by applicable laws or regulations. Most of the time, the personal data will be kept for seven (7) years from the end of your or your organisation’s relationship with the Bank.

8.4	You must take all reasonable precautions to keep your mobile device safe and prevent fraudulent use of your mobile device and security information.

9	Third-party sites

The Bank’s websites and mobile applications may contain links to other websites which are not maintained by it. This Privacy Policy applies only to the Bank’s websites and mobile applications. The Bank is not responsible for the privacy practices of websites and mobile applications operated by third parties.

10	Contact Details

For more information about the Bank’s personal data policies and practices, or to make a request for access to, correction of, changes to consents or portability of your personal data held by the Bank, please contact:

The Data Protection Officer

Anext Bank Pte. Ltd.

Address: 128 Beach Road #21-01 Guoco Midtown Singapore 189773

Email: anextdpo@anext.com.sg

11	Updates to Privacy Policy

The Bank may update this Privacy Policy from time to time to ensure that it is consistent with how the Bank uses personal data or any changes to the laws and regulations applicable to the Bank. The updated Privacy Policy will be posted on the Bank’s website (https://www.anext.com.sg).

Please circulate this Privacy Policy to the Relevant Individuals and any other individuals who may access the Bank’s websites or mobile applications, or use of any Banking Products and Services as the Bank’s Customer.

Appendix 1 - Use of personal data

Personal data collected by the Bank may be used, processed, held, transferred or disclosed by it:

(a)	to assess and process applications, instructions or requests from you, your organisation or the authorised persons of your organisation;
(b)	to verify your identity so the Bank can provide Banking Products and Services to you or your organisation as a Customer;
(c)	to perform any contract with you or your organisation as a Customer, including providing Banking Products and Services;
(d)	for any purposes set out in the terms and conditions of the Banking Products and Services;
(e)	to conduct credit checks, screenings or due diligence checks as may be required under applicable law, regulation, notice, guidance or directive or for internal or risk management purposes (e.g., to ensure your or your organisation’s creditworthiness or to verify information provided by third parties);
(f)	to respond to queries or feedback or to address or investigate any complaints, claims or disputes;
(g)	to communicate with you (including to update you on any changes to any Banking Products and Services and their terms and conditions);
(h)	to monitor the Banking Products and Services;

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Accepted and agreed by	HEMANT KUMAR BHATT
On behalf of	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(i)	to conduct or implement security checks;
(j)	to meet the internal business or operational requirements of any Member of the Bank Group (including for (i) credit and risk management; (ii) development and planning of infrastructure, systems, products or services; and (iii) insurance, audit or administrative purposes);
(k)	to create, maintain and update the Bank’s credit and risk scoring models or other equivalent models;
(l)	to assist other financial institutions to conduct credit checks or collect debts;
(m)	to comply with the obligations and requirements imposed on the Bank by any credit bureau or credit information sharing services of which it a member or subscriber;
(n)	to design, develop or improve its financial products and services (including banking, cards, financial, insurance, securities and investment services or related products, if applicable);
(o)	to market the Banking Products and Services;
(p)	to enforce any of the obligations owed to the Bank or exercising any rights of the Bank;
(q)	to respond to any request or to comply with any requirement or obligation applicable to a Member of the Bank Group arising from:

i.	any demand or request from any governmental, administrative, regulatory, supervisory, quasi-governmental self-regulatory body or authority or court or tribunal having jurisdiction over (or regulates, oversees or supervises) any Member of the Bank Group (“Authorities”, and each an “Authority”);
ii.	all applicable laws, rules, regulations, orders, rulings, directives, circulars, guidelines, request, sanction, embargo, restriction of or agreement with any Authority (including those concerning automatic exchange of financial account information (AEOI/CRS), and the U.S. Foreign Account Tax Compliance Act (FATCA));
iii.	any general commercial and regular banking practices (whether or not having the force of law) or any rules of any stock exchange;
iv.	any contractual or other commitment with any Authority, industry bodies or association of financial services providers applicable to a Member of the Bank Group by reason of its financial, commercial, business or other interests or activities in or related to the relevant jurisdiction; or
v.	any applicable guidelines or guidance issued by any Authority, industry body or association of financial services providers in any jurisdiction;

(r)	to meet or comply with any obligations, requirements, policies, procedures, measures or arrangements (i) for sharing data and information with other Members of the Bank Group; or (ii) pursuant to any group-wide programmes on the use of data to detect and prevent money-laundering, terrorist financing, fraudulent activities or other unlawful activities;
(s)	to enable (i) any potential or actual transferee of all or any part of the Bank’s rights, obligations, business or assets or (ii) any participant or sub-participant of the Bank’s rights and obligations in respect of you or your organisation, to evaluate the transaction or agreement intended to be the subject of such transfer, participation or sub-participation;
(t)	for any purposes related to a prospective or ongoing litigation, arbitration, investigation, proceeding or Authority-related matter or action (including a Member of the Bank Group obtaining legal advice in relation to the foregoing);
(u)	to organise for and deliver seminars to you or your organisation;
(v)	to monitor, manage and assess the performance of any agent, contractor or service provider (including those who provide administrative, telecommunications, information technology, computing, payment or securities clearing or other services to the Bank);
(w)	for any research and analysis conducted to improve the Banking Products and Services and advertising strategies;
(x)	to seek any consultancy or professional advice (including legal advice) in connection with the Bank’s duties, rights and/or obligations;
(y)	any purposes in connection with any corporate reorganisation, merger, acquisition or other similar dealings of any Member of the Bank Group; and/or
(z)	any other purposes relating to the purposes listed above.

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Accepted and agreed by	HEMANT KUMAR BHATT
On	2024-05-03 09:58:48

ANEXT BANK PTE. LTD.

LOAN ONBOARDING CONFIRMATION

(April 2023 Version)

DECLARATION – GUARANTOR CONFIRMATION

I confirm that I have read and fully understood the contents of the Standard Terms, the Loan Terms, the Privacy Policy and the obligations and undertakings contained in the Personal Guarantee, and in consideration of ANEXT Bank agreeing to make available a loan to the applicant (the “Applicant”), the details of which have been set out in such application, I confirm that I have fully understood that I am personally guaranteeing the repayment and other obligations of the Applicant, and I agree to be bound by the obligations and undertakings contained in the Personal Guarantee in my personal capacity.

Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

ANEXT BANK PTE. LTD.

PERSONAL GUARANTEE AND INDEMNITY

(May 2023 Version)

IMPORTANT: PLEASE READ THIS PERSONAL GUARANTEE AND INDEMNITY CAREFULLY. THIS PERSONAL GUARANTEE AND INDEMNITY IS A LEGALLY BINDING AGREEMENT WHICH WILL CREATE LEGAL OBLIGATIONS THAT CAN BE ENFORCED AGAINST YOU IN YOUR PERSONAL CAPACITY FROM THE DATE THAT THE BANK ACCEPTS THE APPLICATION TO GRANT THE FACILITY TO THE BORROWER. BEFORE YOU AGREE TO ACCEPT THIS PERSONAL GUARANTEE AND INDEMNITY, YOU ARE ADVISED TO SEEK INDEPENDENT LEGAL ADVICE.

IMPORTANT: By accepting these terms, you represent to the Bank that:

(a)	you are acting for your own account. You have made your own independent decision to enter into the transaction contemplated in the Facility Documents to which you are a party (including you guaranteeing the amounts up to the Limit or Loan Amount (as applicable)) (“Transaction”) and as to whether the Transaction is appropriate or proper for you based upon your own judgement and upon advice from such advisers as you have deemed necessary;

(b)	you are not relying on any communication (written or oral) from the Bank as a recommendation to enter into the Transaction. You understand that the information and explanations relating to the terms and conditions of the Transaction shall not be considered a recommendation to enter into the Transaction. No communication (written or oral) received from the Bank (or its employees) shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(c)	you are capable of assessing the merits of and understanding (on your own behalf or through independent professional advice), and understand and accept, the terms, conditions and risks of the Transaction. You are also capable of assuming, and assume, the risks of the Transaction; and

(d)	the Bank is not acting as a fiduciary for or as an adviser to you in connection with the Transaction.

This Personal Guarantee and Indemnity (the “Guarantee”) constitutes a legally binding agreement entered into between you in your personal capacity (“you” or “your”) and Anext Bank Pte. Ltd. (the “Bank”) in consideration of the Bank agreeing to grant to the Borrower the Facility on the terms set out in the applicable Loan Terms and Customer Documentation.

By your clicking to accept the terms of this Guarantee, you acknowledge that prior to your acceptance of this Guarantee, (i) you have read and/or had the terms of this Guarantee explained to you, you fully understand the provisions stated in this Guarantee including all the terms and conditions contained herein, and you hereby agree to abide by and be bound by the same; and (ii) you have read, understood and acknowledged the Loan Terms and Customer Documentation applicable to the Borrower.

PART A: GUARANTEE AND INDEMNITY

1.	Guarantee and Indemnity

1.1.	IN CONSIDERATION of the Bank agreeing to grant to the Borrower any Facility on the terms set out in any Facility Document for so long as the Bank deems appropriate, you HEREBY IRREVOCABLY AND UNCONDITIONALLY, JOINTLY AND SEVERALLY with each other Guarantor:

	(a)	guarantee to the Bank the punctual performance by each other Obligor of all its obligations under such Facility Document;

	(b)	undertake to the Bank that:

(i) whenever another Obligor does not pay any amount when due under or in connection with such Facility Document, you shall immediately on demand pay that amount as if you were the principal obligor; and

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Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(ii) if an Insolvency Event has occurred, you shall then immediately on demand by the Bank pay all Loans, accrued interest and other amounts referred to in the Clause titled “Acceleration” in the Loan Terms as if you were the principal obligor;

	(c)	agree with the Bank that if, for any reason, any amount claimed by the Bank under this Guarantee is not recoverable on the basis of a guarantee or if any obligation guaranteed by you is becomes unenforceable, invalid or illegal, you will be liable, as a principal debtor and an independent and primary obligor, to indemnify the Bank immediately on demand against any cost, loss or liability that the Bank incurs as a result of an Obligor not paying any amount expressed to be payable by it under such Facility Document on the date when it is expressed to be due, or which would have been so payable but for any such unenforceability, invalidity or illegality. The amount payable by you under this indemnity will not exceed the amount you would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

1.2.	In this Clause, “Insolvency Event” means the Borrower being the subject of: (i) any proceedings as described in s440 of the Insolvency Restructuring and Dissolution Act 2018; or (ii) any process which under any law with a similar purpose may give rise to a stay on, or prevention or invalidation of, the exercise of contractual rights.

2.	Continuing Guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under any Facility Document, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in bankruptcy, insolvency, liquidation, administration, judicial management or otherwise, without limitation, then your liability under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of Defences

Your obligations under this Guarantee will not be affected by any act, omission, matter or thing which, but for this Clause 4, would reduce, release or prejudice any of your obligations under this Guarantee (without limitation and whether or not known to any Guarantor or the Bank) including:

	(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

	(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any other person;

	(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over the assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

	(e)	the death, incapacity (whether mental or physical) or becoming of unsound mind of any Guarantor or any other person, or any notice of such Guarantor or person’s death, incapacity or unsoundness of mind;

	(f)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatever nature) or replacement of all or part of any Facility Document or any other document or security including the grant of a new Facility, any extension of the Facility tenure or any increase or decrease in any Limit or the Loan Amount (as applicable) under any Facility Document or other document or security;

	(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Facility Document or any other document or security;

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Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

(h) any bankruptcy, insolvency or similar proceedings; or

(i) this Guarantee, any Facility Document or any other Customer Documentation not being executed by or binding upon any other party.

5.	Guarantor Intent

Without prejudice to the generality of Clause 6 above, you expressly confirm that you intend that this Guarantee shall extend from time to time to any variation, increase, extension or addition of or to any Facility Document (however fundamental), including to any increase of the Limit or Loan Amount (as applicable) or extension of the Facility tenure made available by the Bank to the Borrower or to any Loans or indebtedness incurred under such Facility Document for any purposes.

6.	Immediate Recourse

You expressly waive any right that you may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from you under this Guarantee. This waiver applies irrespective of any law or any provision of any Facility Document to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with any Facility Document have been irrevocably paid in full, the Bank (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by the Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as the Bank sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in a suspense account any moneys received from any Guarantor or on account of your or any other Guarantor’s liability under this Guarantee.

8.	Deferral of Guarantor’s Rights

8.1.	Until all amounts which may be or become payable by the Obligors under or in connection with any Facility Document have been irrevocably paid in full and unless the Bank otherwise directs, you shall not exercise any rights which you may have by reason of your performance of your obligations under the Facility Documents or by reason of any amount being payable to you, or liability arising, under this Guarantee:

(a) to be indemnified by any other Obligor;

(b) to claim any contribution from any other guarantor for any Obligor’s obligations under any Facility Document;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank under any Facility Document or of any other guarantee or security taken pursuant to, or in connection with, the Facility Documents by the Bank;

(d) to bring legal or other proceedings for an order requiring any other Obligor to make any payment, or perform any obligation, in respect of which you have given a guarantee, undertaking or indemnity under Clause 1above;

(e) to exercise any right of set-off against any other Obligor; and/or

(f) to claim or prove as a creditor of any other Obligor in competition with the Bank.

8.2.	If you receive any benefit, payment or distribution in relation to such rights under Clause 8.1 above, you shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Bank by the Obligors under or in connection with any Facility Document to be repaid in full) on trust for the Bank and shall promptly pay or transfer the same to the Bank or as the Bank may direct.

9.	Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Bank.

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Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

PART B: REPRESENTATIONS and WARRANTIES

10.	Representations and Warranties

10.1.	You make each of the representations and warranties set out in the Loan Terms as they apply to a Guarantor or a Guarantee as if those clauses were set out here in full (with the necessary changes).

10.2.	In addition, you represent and warrant that:

	(a)	Capacity: You have the capacity to execute, deliver and perform your obligations under this Guarantee and the transactions contemplated hereunder.

	(b)	Mental capacity: You are not by reason of illness or incapacity (whether mental or physical), incapable of managing your own affairs, and the court has not made an order or appointed a deputy under Section 24 of the Mental Capacity Act 2008 for you.

	(c)	Professional advice: You have entered into this Guarantee of your own free will after obtaining full independent professional advice (including legal advice) in respect of this Guarantee, and you fully understand the nature of the obligations to be assumed by you under this Guarantee.

	(d)	Power and authority: you have the power and authority to enter into and perform, and have taken all necessary action to authorise your entry into and performance of, this Guarantee and the transactions contemplated under this Guarantee.

	(e)	Binding obligations: the obligations expressed to be assumed by you in this Guarantee, as well as all transactions and arrangements contemplated under this Guarantee, constitute legal, valid, binding and enforceable obligations.

	(f)	Non-conflict with other obligations: the entry into and performance by you of, and the transactions contemplated by, this Guarantee do not and will not conflict with any law or regulation applicable to you; or any agreement or instrument binding on you or any of your assets.

	(g)	Validity and admissibility in evidence: all authorisations required or desirable (i) to enable you lawfully to enter into, exercise your rights and comply with your obligations under this Guarantee; and (ii) to make this Guarantee admissible in evidence in the Relevant Jurisdiction, have been obtained or effected and are in full force and effect;

	(h)	No misleading information: all information supplied by you was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect. The Bank shall be entitled to deem all information and documents received from you as being true, accurate, and complete, and binding upon you.

	(i)	No bankruptcy: (i) you are not the subject of a bankruptcy petition or order, nor has any receiver has been appointed over any of your assets; and (ii) you have not suspended, or threatened to suspend, payment of your debts, are not unable to pay your debts as they fall due, have not admitted inability to pay your debts and are not deemed either unable to pay your debts or as having no reasonable prospect of so doing, in either case, within the meaning of the Insolvency, Restructuring and Dissolution Act 2018.

	(j)	Pari Passu ranking: your payment obligations under this Guarantee rank at least pari passu with the claims of all of your other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

	(k)	Choice of governing law and enforcement: The choice of Singapore law as the governing law of this Guarantee will be recognised and enforced in the Relevant Jurisdictions; and (ii) any judgment obtained in Singapore in relation to this Guarantee will be recognised and enforced in the Relevant Jurisdictions.

10.3.	The representation and warranties stated in Clause 10.1 and Clause 10.2 are deemed to be made by you (i) on and from the date this Guarantee takes effect and (ii) on each day thereafter until all amounts outstanding under the Facility are paid in full or the date the Facility is terminated (whichever occurs later); and (iii) by reference to the facts and circumstances then existing on the dates in (i) and (ii).

Page 4 / 8

Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

PART C: PAYMENTS AND COSTS

11.	Payments to the Bank

11.1.	All payments by you shall be made without (and free and clear of any deduction for) set-off or counterclaim and to such account as may be specified by the Bank (unless any Facility Document otherwise specifies).

11.2.	You agree to pay all amounts due to the Bank in immediately available funds, free and clear of and without deduction or withholding for, any current or future Taxes (including withholding tax).

11.3.	If a deduction or withholding for or on account of tax is required under Applicable Laws, the amount due to the Bank shall be increased by such amount so that the Bank receives the full amount due to the Bank as if there were no deduction or withholding.

11.4.	If any goods and services tax or other similar service tax (“GST”) is payable on any amounts due to the Bank, you agree to pay the Bank such GST amount in addition to the amounts due to the Bank.

11.5.	If Bank receives any payment from you that is insufficient to discharge all the amounts then due and payable by you under this Guarantee, the Bank shall apply such payment towards your obligations under this Guarantee in the order selected by the Bank.

11.6.	The Bank may set off any matured obligation due from you under any Facility Document (to the extent beneficially owned by the Bank) against any matured obligation owed by the Bank to you, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

12.	Costs and Expenses

12.1.	You shall upon the Bank’s request promptly perform such acts and/or execute such further documents as the Bank may require to reflect or perfect this Guarantee (at your own cost and expense).

12.2.	You shall, promptly on demand, pay to the Bank all legal fees on a full indemnity basis and all other costs and expenses incurred by the Bank in connection with the Bank demanding any payment of moneys due and owing to the Bank or the enforcement of, or preservation of any rights under, this Guarantee.

PART D: CONFIDENTIAL INFORMATION AND PERSONAL DATA

13.	Consent to Credit Checks

You agree and consent that, for so long as any amount is outstanding under a Loan or any Facility Document, or any part of the Limit or Loan Amount (as applicable) remains available, the Bank may at any time and from time to time conduct credit checks on you (in your personal capacity) (including but not limited to checks with any credit bureau) and obtain, verify from any source and/or disclose or release any information relating to you to any other party or source as the Bank may time deem fit in its sole discretion for the purposes of determining your creditworthiness and without any liability or notice to you.

14.	Consent to Disclose Information

14.1.	You expressly and irrevocably consent to and permit the disclosure of any information in connection with you or this Guarantee by the Bank, its employees, agents, officers or any person who in the ordinary course of its work has access to such information, to:

(a) to any Member of the Bank’s Group and each of its officers, directors, employees, auditors, professional advisers, agents, partners and service providers (including data processing services) such information as the Bank considers appropriate in connection with the Facility Documents or for the purposes of meeting any internal requirements, credit or risk management and/or other verification purposes;

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Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

	(b)	to any person:

		i	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Facility Documents and, to any of that person’s Associates and professional advisers;

		ii	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any Authority or pursuant to any Applicable Laws;

		iii	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

		iv	who is a party to any Customer Documentation; or

		v	with your consent;

	(c)	to any financial institution or credit agency for the purposes of verifying the information provided by you and/or your Users for the purpose of assessing your financial situation, including, where the Bank is a member of or subscriber for the information sharing services of any credit bureau recognised by the MAS under or pursuant to the Banking Act 1970, to any such credit bureau (and such credit bureau may in turn disclose to any fellow member or subscriber as may be recognised by MAS);

	(d)	to any broker, custodian, clearing house or depository in connection with any transactions effected by the Borrower in connection with the Banking Products and Services;

	(e)	to any insurer or insurance broker of any Member of the Bank’s Group or any direct or indirect credit protection provider to that Member of the Bank’s Group (or its brokers) or to any rating agency (including its professional advisers);

	(f)	to any person whom the Bank believes in good faith to be your surety or security provider, auditor or legal advisor;

	(g)	any person for the purposes of enforcing or protecting the Bank’s rights or interests under any Customer Documentation;

	(h)	any person in connection with any Insolvency Proceedings relating to you or any other person in connection with the Customer Documentation; or

	(i)	to any other person or entity whom the Bank in good faith deems it reasonable to make such disclosure in connection with its operations or the provision of the Banking Products and Services to the Borrower (including any person or entity that has referred or introduced you or the Borrower to the Bank) or the improvement thereof.

14.2.	Nothing in this Clause is to be construed as constituting an agreement between you and the Bank for a higher degree of confidentiality than that prescribed in Section 47 of, and in the Third Schedule to, the Banking Act 1970. The Bank’s authority to disclose such information shall survive the termination of this Guarantee and the termination of the Banking Products and Services.

15.	Personal Data Protection

Without limiting the Privacy Policy, where personal data relating to you is or will be collected, used or disclosed by the Bank, you represent, warrant and confirm that you have consented to the Bank’s collection, use and disclosure of such personal data in accordance with the Privacy Policy.

PART E: GENERAL

16.	Administration

16.1.	Statements: You accept that:

	(a)	any letter, statement, notice or other document stating or certifying any amounts payable to the Bank at any time in connection under this Guarantee; and

	(b)	any other certificate, determination or opinion of Bank under this Guarantee,

shall (in the absence of manifest error) final, conclusive and binding on you for all purposes and can be used as evidence in any court proceedings as proof of their contents. You will not to dispute the accuracy nor the authenticity of the contents of any of the above merely on the basis that they digitally produced or stored or are the output of a computer system (including in the form of scanned, electronic data or images), and waive any right (if any) to so dispute.

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Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

16.2.	Accounts: In any litigation or arbitration proceedings arising out of or in connection with this Guarantee, the entries made in the accounts maintained by the Bank are, on the face of it, evidence of the matters to which they relate.

16.3.	Certificates and determination: Any certification or determination by the Bank of a rate or amount under this Guarantee is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.4.	Assignment and transfers: You shall not grant any security interest over, or assign or transfer any of, your rights or obligations this Guarantee to any third party without the Bank’s prior written consent. You agree that the Bank may assign or transfer all or any of its rights and obligations under or in connection with this Guarantee.

16.5.	Partial invalidity: If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.6.	Service of Process:

(a) Without prejudice to any other mode of service allowed under any relevant law, each Guarantor who is a foreigner: (i) irrevocably appoints the Borrower as its agent (“process agent”) for service of process in Singapore in connection with any Facility Document; and (ii) agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned. Any writ, judgment or other notice of legal process is sufficiently served on the Guarantor if delivered to the process agent at its address on record with the Bank. The Guarantor must not revoke the authority of the process agent.

(b) You agree that the Bank may serve an originating claim, originating application, statement of claim, statutory demand, bankruptcy application or other legal process or any other document requiring personal service in respect of any action or proceedings under this Guarantee on you by electronic mail to your last known electronic mail address as may be provided to the Bank or to the Bank’s legal advisers. Nothing in this clause shall affect the Bank’s right to serve legal process in any other manner permitted by law. Such legal process or document shall be deemed to have been duly served on you on the day it was transmitted by electronic mail, notwithstanding that you may be out of Singapore at that time.

17.	Legal Rights

17.1.	Remedies and Waivers: No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under this Guarantee shall operate as a waiver of any such right or remedy or constitute an election to affirm this Guarantee. No election to affirm this Guarantee on the part of the Bank shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

17.2.	Rights unaffected: The Bank’s rights under this Guarantee shall be binding on you and your successors, and shall not be in any way prejudiced or affected by (i) any liquidation (whether compulsory or voluntary) of the Borrower or change in the Borrower’s constitution whether by way of amalgamation, consolidation, reconstruction or otherwise; (ii) any change in the Bank’s constitution whether by way of amalgamation, consolidation, reconstruction or otherwise; or (iii) any death, bankruptcy, insanity or other disability affecting any Guarantor.

17.3.	Third party rights: Unless expressly provided to the contrary in this Guarantee, a person who is not a party to this Guarantee (except a Member of the Bank Group) has no rights under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term in this Guarantee. Notwithstanding any term of the Facility Document, the consent of any person who is not a party to this Guarantee is not required to rescind or vary this Guarantee at any time.

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Accepted and agreed by	HEMANT KUMAR BHATT
For the Facility granted to (“Borrower”)	GRAVITY SUPPLY CHAIN HOLDINGS PTE. LTD.
On	2024-05-03 09:58:48

18.	Governing law and Enforcement

18.1.	This Guarantee shall be governed by and construed in accordance with Singapore law. The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including any dispute regarding the existence, validity or termination of this Guarantee).

18.2.	In the event of any conflict arising between the English version and other versions (if any) of this Guarantee, the English version shall prevail for all purposes.

PART F: ELECTRONIC EXECUTION OF GUARANTEE

19.	Acceptance of Terms of Guarantee

19.1.	You agree that this Guarantee or any other document submitted, signed, executed or otherwise entered into or agreed by you using click-to-accept, electronic signatures, digital credentials or other electronic means (“Electronic Execution”) shall be deemed to be duly signed, executed or accepted by you and shall be given the same effect as though the document was signed by you in wet-ink.

19.2.	You further confirm that (a) your use of Electronic Execution is recognised under Applicable Laws; (b) your use of Electronic Execution does not violate, breach or conflict with under any Applicable Laws, judgments, contracts or other instruments binding on you; (c) any document signed, executed or accepted using Electronic Execution is legally valid, binding and enforceable against you; and (d) the Bank may rely on such Electronic Execution.

PART G: DEFINITIONS

20.	Definitions and Interpretation

20.1.	Unless otherwise defined herein, capitalised terms shall have the meaning given to them in the Standard Terms and the Loan Terms, and in addition:

	(a)	“Borrower” means the borrower to whom the Facility has been made available to under the relevant Loan Terms.

	(b)	“Facility Documents” has the meaning given to it in the Loan Terms.

	(c)	“Guarantor” means you or any other guarantor that provides a personal guarantee and indemnity (on substantially the same terms as this Guarantee) in favour of the Bank in consideration of the Bank providing the Facility to the Borrower.

	(d)	“Obligor” has the meaning given to it in the Loan Terms.

	(e)	“Relevant Jurisdiction” means, in respect of any Guarantor, any state where such Guarantor is or may be domiciled and/or resident and/or of which he may be a citizen and/or in which he carries on business or any other activities and/or in which any of its properties, rights or other assets are or may be located.

20.2.	In this document:

	(a)	words importing the singular include the plural and vice versa;

	(b)	“includes” and “including” are not words of limitation and will be interpreted to mean “including without limitation”;

	(c)	“person” includes an individual, partnership, company, corporation, firm, joint venture, government, state or agency of a state, consortium, trust, association or other bodies of persons, or other entity (whether or not having separate legal personality), and such person’s successors, assigns, transferees or other persons authorised to take over such person’s legal rights;

	(d)	any reference in this Guarantee to any Facility Document or any other agreement or instrument is a reference to that Facility Document or such other agreement or instrument as amended, supplemented, extended, restated, superseded or replaced from time to time and includes any change in the purpose of, any extension in the Facility tenure of or any increase in any indebtedness under that Facility Document or such other agreement or instrument;

	(e)	a provision of law is a reference to that provision as amended or re-enacted; and

	(f)	headings are for convenience only.

THIS GUARANTEE has been electronically executed and accepted by the Guarantor and is effective from the earlier of (i) the date the Application for the Facility has been accepted by the Bank and (ii) the date of such electronic execution and acceptance.

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